UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-2
Rambus Inc.
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD VIRTUALLY ON APRIL 25, 2024

To our stockholders:

You are cordially invited to attend virtually the 2024 Annual Meeting of Stockholders (and any adjournments, postponements or other delays thereof, the “Annual Meeting”) of Rambus Inc. (“Rambus” or the “Company”). The Annual Meeting will be held virtually via live webcast at http://www.virtualshareholdermeeting.com/RMBS2024 on April 25, 2024 at 9:00 a.m. Pacific Time. You will be able to attend the Annual Meeting online and submit questions during the Annual Meeting by visiting the website listed above. You will also be able to vote your shares electronically during the Annual Meeting. The Annual Meeting will be held online only.

The following matters will be voted on during the Annual Meeting:

1.	Election of the four nominees named in the Proxy Statement as Class I directors;

2.	Ratification of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024;

3.	Advisory vote to approve named executive officer compensation; and

4.	Such other business as may properly come before the Annual Meeting.

These items of business are more fully described in the accompanying Proxy Statement, which is available at http://www.proxyvote.com. Our 2023 Annual Report on Form 10-K for the year ended December 31, 2023, the Proxy Statement and the form of proxy card are first being mailed to stockholders on or about March 8, 2024.

Only stockholders of record as of February 28, 2024, may virtually attend, vote shares, and submit questions online during the Annual Meeting. Whether or not you plan to attend the Annual Meeting virtually, please vote at http://www.proxyvote.com, call 1-800-690-6903 or follow the voting instructions in the Proxy Statement or on your proxy card. The Proxy Statement explains proxy voting and the matters to be voted on in more detail. Please read the Proxy Statement carefully. We look forward to your virtual attendance at the Annual Meeting.

By Order of the Board of Directors,

/s/ John Shinn
John Shinn
Senior Vice President, General Counsel and Secretary

San Jose, California

March 8, 2024

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING VIRTUALLY, PLEASE VOTE AT HTTP://WWW.PROXYVOTE.COM OR AS INSTRUCTED ON THE PROXY CARD, CALL 1-800-690-6903 OR SIGN, DATE AND RETURN THE PROXY CARD AS PROMPTLY AS POSSIBLE.

RAMBUS INC.

PROXY STATEMENT

FOR

2024 ANNUAL MEETING OF STOCKHOLDERS

i

RAMBUS INC.

PROXY STATEMENT

FOR

2024 ANNUAL MEETING OF STOCKHOLDERS

The Board of Directors (the “Board” or “Board of Directors”) of Rambus Inc. (“Rambus,” “we,” “us” or the “Company”) is providing these proxy materials to you for use at our 2024 Annual Meeting of Stockholders (and any adjournment, postponement or other delay thereof, the “Annual Meeting”) to be held virtually via live webcast at http://www.virtualshareholdermeeting.com/RMBS2024 on April 25, 2024 at 9:00 a.m. Pacific Time. The purpose of the Annual Meeting is described in this Proxy Statement.

Rambus has been conducting its annual stockholder meetings through a virtual live webcast since our annual stockholder meeting in 2014. We are continuously exploring technologies and services that will best permit our stockholders to engage with us and vote. We have continued to conduct annual stockholder meetings on a virtual basis because we believe they are more beneficial than holding a live meeting. With virtual meetings, we have experienced significant cost savings and are able to conduct annual stockholder meetings at our headquarters in San Jose, California. We believe that a virtual annual meeting of stockholders provides all of the rights and opportunities for stockholders to participate as they would at an in-person meeting, but offers a greater level of flexibility for many of our stockholders who may not be able to attend an annual meeting of stockholders in person. Our virtual meeting provider, Broadridge, permits stockholders to ask questions before and during the Annual Meeting. Broadridge provides stockholders information regarding (i) guidelines for stockholder questions; (ii) procedures for appropriate questions during the meeting; (iii) support to address technical and logistical issues related to accessing the virtual meeting platform; and (iv) procedures for accessing live technical support to assist in the event of any difficulties during the virtual meeting. We believe our stockholders’ increased opportunity to participate virtually in the Annual Meeting should eliminate any concerns about disenfranchisement of our stockholder base as a result of our transition away from in-person meetings. You will be able to attend the Annual Meeting online, submit questions, and obtain the information noted above by visiting http://www.virtualshareholdermeeting.com/RMBS2024.

Our principal executive office is located at 4453 North First Street, Suite 100, San Jose, California 95134; our telephone number is (408) 462-8000. The proxy solicitation materials combined with our Annual Report for the fiscal year ended December 31, 2023 (the “Form 10-K”) were first mailed to stockholders of record as of February 28, 2024, on or about March 8, 2024. We maintain a website at http://www.rambus.com/. The information on our website is not a part of this Proxy Statement.

GENERAL INFORMATION ABOUT THE MEETING

Who May Attend

You may virtually attend the Annual Meeting if you owned your shares, either as a stockholder of record or as a beneficial owner (as described below), as of the close of business on February 28, 2024 (the “Record Date”).

Stockholders of Record. If your shares are registered directly in your name, then you are considered to be the stockholder of record with respect to those shares, and we are providing these proxy materials directly to you. Instructions on how to attend virtually and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at http://www.virtualshareholdermeeting.com/RMBS2024. Stockholders may vote while virtually attending the meeting on the Internet.

Beneficial Owners. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and your broker, bank or nominee will forward these proxy materials to you. Your broker, bank or nominee is considered to be the stockholder of record with respect to those shares. “Street name” stockholders who wish to vote virtually during the Annual Meeting will need to obtain a “legal proxy” from the broker, bank or nominee that holds their shares and that broker, bank or nominee will likely require voting instructions to be submitted. Please consult your broker, bank or nominee for additional information on how to vote your shares.

Who May Vote	You may vote at the Annual Meeting if you owned your shares, either as a stockholder of record or as a beneficial owner, as of the close of business on the Record Date. As of that date, we had a total of 108,573,889 shares of common stock outstanding, which were held of record by approximately 453 stockholders. You are entitled to one vote for each share of our common stock that you own as of the Record Date.

Voting Your Proxy

Stockholders of Record. If you hold your shares in your own name as a holder of record, you may instruct the proxy holders how to vote your common stock by:

•  voting via the internet at http://www.proxyvote.com/;

•  voting by telephone at 1-800-690-6903; or

•  voting by mail by signing, dating and mailing the proxy card in the postage-paid envelope provided.

Even if you vote your shares by proxy, you may also choose to attend the Annual Meeting virtually and vote your shares during the Annual Meeting. If you provide instructions in your completed proxy card, the proxy holders will vote your shares in accordance with those instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted “FOR” all of the proposals described herein.

Beneficial Owners. If you are the beneficial owner of shares held in street name, you have the right to direct your broker, bank or nominee how to vote your shares. Your broker, bank or nominee has enclosed instructions with your proxy materials or provided voting instructions for you to use in directing such broker, bank or nominee how to vote your shares.

Discretionary Voting Power; Matters to be Presented

We are not aware of any matters to be presented during the Annual Meeting other than those described in this Proxy Statement. If any matters not described in this Proxy Statement are properly presented during the meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the meeting is adjourned or postponed, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy prior to the new meeting date.

Changing Your Vote

Subject to any rules your broker, bank or other nominee may have, you can change your vote or revoke your proxy before the Annual Meeting.

If you are a registered stockholder, you may change your vote by:

•  entering a new vote via the Internet or by telephone by 11:59 p.m. Eastern Time on April 24, 2024; or

•  virtually attending the Annual Meeting and voting.

If you are a registered stockholder, you may also revoke your proxy by providing our Corporate Secretary with a written notice of revocation prior to your shares being voted at the Annual Meeting. Such written notice of revocation should be hand delivered to our Corporate Secretary or mailed to and received by Rambus prior to the Annual Meeting at 4453 North First Street, Suite 100, San Jose, California 95134, Attention: Corporate Secretary.

If you are a street name stockholder, you may change your vote by:

•  submitting new voting instructions to your broker, bank or other nominee pursuant to instructions provided by such broker, bank or other nominee; or

•  virtually attending the Annual Meeting and voting (to do so, you must have obtained a “legal proxy” from your broker, bank or other nominee giving you the right to vote your shares).

If you are a street name stockholder, you must contact your broker, bank or other nominee that holds your shares to find out how to revoke your proxy.

Cost of this Proxy Solicitation	We will bear the cost of this proxy solicitation. In addition to soliciting proxies by mail, our directors, officers and employees may solicit proxies in person or by telephone. None of these individuals will receive any additional or special compensation for doing this, but they may be reimbursed for reasonable out-of-pocket expenses. We have also hired Alliance Advisors LLC (“Alliance Advisors”) to help us solicit proxies from brokers, banks, nominees and other institutional stockholders. We expect to pay Alliance Advisors a fee of up to approximately $21,000 for its services, and we will reimburse certain of its out-of-pocket expenses.

Meeting Quorum	The Annual Meeting will be held if a majority of our shares of common stock issued and outstanding and entitled to vote are represented at the Annual Meeting (virtually or by proxy). If a quorum is not present during the Annual Meeting, the chairperson of the Annual Meeting or the stockholders entitled to vote at the Annual Meeting, virtually present or represented by proxy, will have the power to adjourn the meeting until a quorum is present.

Our Voting Recommendations

When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted during the Annual Meeting in accordance with the directions of the stockholder. However, if no specific instructions are given, the shares will be voted in accordance with the following recommendations of our Board of Directors:

•  “FOR” the election of Charles Kissner, Meera Rao, Necip Sayiner, and Luc Seraphin as Class I directors;

•  “FOR” the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024; and

•  “FOR” the advisory vote to approve named executive officer compensation;

Abstentions and Broker Non-Votes

We treat shares that are voted “ABSTAIN” during the meeting or by proxy as being present for purposes of determining whether or not a quorum is present during the Annual Meeting.

In the election of directors, any abstentions in respect of a nominee will not impact the election of that nominee. In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted.

For Proposals Two and Three, an “ABSTAIN” vote is the same as voting against the Proposal.

If you hold your common stock through a broker, bank or nominee, the broker, bank or nominee may be prevented from voting these shares on non-routine matters (a “broker non-vote”) unless you have given the broker, bank or nominee voting instructions. Thus, if you hold your common stock through a broker, bank or nominee, it is critical that you provide your broker, bank or nominee with instructions on how to vote your shares if you want your vote to count. If you hold your common stock through a broker, bank or nominee and you do not instruct your broker, bank or nominee how to vote on Proposals One or Three, we expect it will be considered a broker non-vote and, accordingly, no votes will be cast on your behalf with respect to such Proposal. Shares that are subject to a broker non-vote are counted for purposes of determining whether a quorum exists, but do not count for or against any particular proposal.

Proposal Two, Ratification of Appointment of Independent Registered Public Accounting Firm, is the only routine matter for which banks, brokers or nominees will have discretionary voting power.
Procedure for Submitting Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. Stockholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

To be timely for our annual meeting of stockholders in 2025, a stockholder proposal made pursuant to Rule 14a-8 must be received by the Company’s Secretary at the principal executive offices of the Company not later than November 8, 2024.

Procedure for Submitting Stockholder Nominations

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement.

Our bylaws provide that the only business that may be conducted at an annual meeting is business that is brought (A) pursuant to our proxy materials with respect to such meeting, (B) by or at the direction of the Board of Directors, or (C) by a stockholder of the Company who (1) is a stockholder of record both at the time of giving notice of such business and on the record date for the determination of stockholders entitled to vote during the annual meeting and (2) has timely complied in proper written form with the notice procedures set forth in our bylaws.

To be timely for our annual meeting of stockholders in 2025, a stockholder proposal not made pursuant to Rule 14a-8 must be received by the Company’s Secretary at the principal executive offices of the Company:

•  not earlier than December 23, 2024; and

•  not later than January 22, 2025.

In the event we hold our 2025 annual meeting of stockholders more than 30 days prior to or more than 60 days after the one-year anniversary of the date of this year’s annual meeting, then notice of a stockholder proposal not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:

•  the 90th day prior to such annual meeting; or

•  the 10th day following the day on which public announcement of the date of such annual meeting is first made.

Any notice of proposed business must contain specific information concerning the matters to be brought before the meeting in accordance with our bylaws. We urge you to read our bylaws in full in order to understand the requirements of bringing a proposal or nomination. If a notice containing all the required information is not timely delivered, your proposal will not be presented.

All notices of proposals by stockholders, whether or not they are intended to be included in our proxy materials, should be sent to Rambus Inc., 4453 North First Street, Suite 100, San Jose, California 95134, Attention: Corporate Secretary/General Counsel.

Availability of Bylaws	A copy of the full text of the bylaw provisions relating to our advance notice procedures may be obtained by writing to our Corporate Secretary/General Counsel or by accessing a copy of our bylaws, which are publicly available at http://www.sec.gov/.

Communication with the Board of Directors

Our Board of Directors may be contacted by writing to them via mail at Board of Directors, Rambus Inc., 4453 North First Street, Suite 100, San Jose, California 95134. If you wish to contact our Board of Directors or any member of the Audit Committee to report questionable accounting or auditing matters, you may do so anonymously by using this mailing address and designating the communication as “confidential.”

Our process for handling communications to our Board of Directors is as follows:

Any stockholder communications that our Board of Directors receives will first go to our Corporate Secretary/General Counsel, who will log the date of receipt of the communication as well as (for non-confidential communications) the identity of the correspondent in our stockholder communications log. Unless the communication is marked “confidential,” our Corporate Secretary/General Counsel will review, summarize and, if appropriate, draft a response to the communication. The summary and response will become part of the stockholder communications log that our Corporate Secretary/General Counsel maintains with respect to all stockholder communications. Our Corporate Secretary/General Counsel will then forward the stockholder communication to the member(s) of our Board of Directors (or committee chair, if the communication is addressed to a committee) for review.

Any stockholder communication marked “confidential” will be logged by our Corporate Secretary/General Counsel as “received” but will not be reviewed, opened or otherwise held by our Corporate Secretary/General Counsel. Such confidential correspondence will be forwarded to the addressee(s).

Annual Meeting Attendance	Members of our Board of Directors are encouraged but not required to attend the virtual Annual Meeting. The 2023 Annual Meeting of Stockholders was attended virtually by all members of our Board of Directors who were members at the time of the meeting.

“Householding” of Proxy Materials

The Securities and Exchange Commission (the “SEC”) has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy. Upon written or oral request, we will deliver promptly a separate copy of our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. If your proxy statement is being householded and you would like to receive separate copies, or if you are receiving multiple copies and would like to receive a single copy, please contact Investor Relations at Rambus Inc., 4453 North First Street, Suite 100, San Jose, California 95134, Attention: Corporate Secretary, or ir@rambus.com, or place a collect call to the Company, at (408) 462-8000, and direct the call to Investor Relations.

Delivery of Proxy Materials	To receive current and future proxy materials, such as annual reports, proxy statements and proxy cards, in either paper or electronic form, please contact Investor Relations at ir@rambus.com or https://investor.rambus.com/investor-home/default.aspx, or place a collect call to the Company, at (408) 462-8000, and direct the call to Investor Relations.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD VIRTUALLY ON APRIL 25, 2024

The Proxy Statement and Form 10-K are available at http://www.proxyvote.com. You are encouraged to review all of the important information contained in the proxy materials before voting.

PROPOSAL ONE

ELECTION OF DIRECTORS

As of the date of this proxy statement, our Board of Directors is composed of seven members who are divided into two classes with overlapping two-year terms. At each annual meeting of stockholders, a class of directors is elected for a term of two years to succeed those directors whose terms expire on the annual meeting date. A director serves in office until his or her respective successor is duly elected and qualified or until his or her earlier death or resignation. Any additional directorships resulting from an increase in the number of directors will be distributed among the two classes so that, as nearly as possible, each class will consist of an equal number of directors. Any vacancy occurring mid-term will be filled by a majority of the other current members of the Board of Directors. There is no family relationship between any of our directors. As of the date of this proxy statement, we have three Class II directors and four Class I directors.

Nominees

Four Class I directors are to be elected during the Annual Meeting for a two-year term ending in 2026. Based on the recommendation of our Corporate Governance/Nominating Committee, our Board of Directors has nominated Charles Kissner, Meera Rao, Necip Sayiner, and Luc Seraphin for election as Class I directors.

If any of these persons nominated by the Board of Directors is unable or declines to serve as a director at the time of the Annual Meeting, proxies will be voted for a substitute nominee or nominees designated by the Board of Directors.

Vote Required

The Company’s bylaws provide that in uncontested elections, nominees will be elected to the Board of Directors if the votes cast for a nominee’s election exceed the votes cast against such nominee’s election. The Board of Directors, after taking into consideration the recommendation of the Corporate Governance/Nominating Committee of the Board of Directors, will determine whether or not to accept the pre-tendered resignation of any nominee for director, in an uncontested election, who receives a greater number of votes “AGAINST” his or her election than votes “FOR” such election. There are no cumulative voting rights in the election of directors. Stockholders as of the Record Date may vote their shares for or against some, all or none of the Class I nominees.

In the election of directors, any abstentions or broker non-votes in respect of a nominee will not impact the election of that nominee. In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted.

Recommendation of the Board of Directors	The Board unanimously recommends that you vote “FOR” the election to the Board of Directors each of our Class I nominees: Charles Kissner, Meera Rao, Necip Sayiner, and Luc Seraphin.

Information About Nominees and Other Directors

The members of our Board of Directors have deep executive and board leadership experience derived from their respective tenures as executives and directors of technology companies of various sizes. The following table contains information regarding the Class I nominees and other directors as of March 8, 2024. This information includes the specific experience, qualifications, attributes, and skills that led to our Board of Directors’ conclusion that the person should be nominated to serve as a director.

Nominees for Class I Directors

Name	Age	Principal Occupation and Business Experience
Charles Kissner	76

Mr. Kissner has served as a director since July 2012. Mr. Kissner also currently serves as Chair of our Board of Directors and as a member of our Audit Committee, Corporate Governance/Nominating Committee and chair of our Cyber Risk Committee. Mr. Kissner currently serves as chief executive officer of Digital Pillars, a private information systems company. From April 2013 to September 2017, Mr. Kissner served as Chairman of the Board of ShoreTel Inc., a business communications systems company acquired by Mitel Networks Corporation. He joined ShoreTel as a director in April 2006, where he also served on the Nominating and Governance Committee, Audit Committee and Compensation and Human Resources Committee. From January 2007 to February 2015, he was Chairman of Aviat Networks and from June 2010 to July 2011, Mr. Kissner was Chairman and CEO. From 2010 to 2015, he served on the board of Meru Networks, a technology leader in the enterprise wireless systems market, where he also served on the Audit Committee and Compensation and Human Resources Committee. From 1995 to 2006, he served as Chairman and CEO of Stratex Networks, a global provider of wireless transmission solutions. Mr. Kissner previously was Vice President and General Manager of M/A-COM, Inc., a manufacturer of radio and microwave communications semiconductors and systems, President and CEO of Aristacom International, a communications software company, Executive Vice President of Fujitsu Network Switching, Inc., and held a number of executive positions at AT&T. He has also served on a number of other public and private boards, including Spectrian Corp. (sold to REMEC) and Quickturn Design Systems (sold to Cadance Design Systems) as well as not-for-profit boards such as Avenidas, the NPR Foundation, Angel Flight, Inc and KQED Public Media. Mr. Kissner holds a Bachelor of Science degree from California State Polytechnic University and a Master of Business Administration degree from Santa Clara University.

Mr. Kissner’s experience as a director and executive of wireless technology and networking companies and his years of business and leadership experience led the Board of Directors to conclude that he should serve as a director.

Necip Sayiner	58	Dr. Sayiner has served as a director since October 2019. Dr. Sayiner currently serves as the chair of our Corporate Development Committee and member of our Compensation and Human Resources Committee. He was most recently the executive vice president of Renesas Electronics Corporation from February 2017 to March 2019 and the president of Renesas Electronics America from July 2017 to March 2019. Previously, he was the president, chief executive officer and a director of Intersil Corporation, a leading provider of innovative power management and precision analog solutions, from March 2013 until its acquisition by Renesas Electronics Corporation in February 2017. Prior to Intersil, from September 2005 to April 2012, he served as president and chief executive officer, and director of Silicon Laboratories, a fabless semiconductor company engaged in the design of analog-intensive, mixed signal

Name	Age	Principal Occupation and Business Experience

integrated circuits. Dr. Sayiner served as Chairman of the Semiconductor Industry Association, or SIA, from December 2015 to November 2016 and as Vice Chairman from November 2014 to December 2015. Dr. Sayiner was initially appointed to the Board of the SIA in September 2013. As of February 2024, he also serves on the board of directors and as a member of the Compensation Committee and Technology Committee of Axcelis Technologies, Inc., a supplier to the semiconductor manufacturing industry. He previously served on the board of directors of Power Integrations, a semiconductor manufacturing company from April 2018 to May 2023. Dr. Sayiner holds a doctoral degree in Electrical Engineering from the University of Pennsylvania, a Master of Science degree in Engineering from Southern Illinois University, along with a Bachelor of Science degree in Electrical and Electronics Engineering and a Bachelor of Science degree in Physics from Bosphorus University in Turkey.

Dr. Sayiner’s experience as a chief executive officer and extensive engineering experience, along with his deep knowledge of the semiconductor industry and with his proven track records of successfully increasing company revenue growth and profitability, led the Board of Directors to conclude that he should serve as a director.

Luc Seraphin	60

Mr. Seraphin is President and Chief Executive Officer of Rambus Inc. With over 30 years of experience managing global businesses, Mr. Seraphin brings the overall vision and leadership necessary to drive future growth for the company. Prior to this role, Mr. Seraphin was the Senior Vice President and General Manager of the Memory and Interface Division, leading the development of the company’s innovative memory architectures and high-speed serial link solutions. Mr. Seraphin also served as the Senior Vice President of Worldwide Sales and Operations where he oversaw sales, business development, customer support and operations across the various business units within Rambus. Mr. Seraphin started his career as a field application engineer at NEC and later joined AT&T Bell Labs, which became Lucent Technologies and Agere Systems (now Broadcom Inc.). During his 18 years at Agere, Mr. Seraphin held several senior positions in sales, marketing and general management, culminating in his last position as Executive Vice President and General Manager of the Wireless Business Unit. Following this, Mr. Seraphin held the position of General Manager of a GPS startup company in Switzerland and was Vice President of Worldwide Sales and Support at Sequans Communications. During his career, Mr. Seraphin has advised and supported companies in both the product and IP markets. Mr. Seraphin holds a bachelor’s degree in Mathematics and Physics and a master’s degree in Electrical Engineering from Ecole Superieure de Chimie, Physique, Electronique, based in Lyon, France where he majored in Computer Architecture. Mr. Seraphin also holds an MBA from the University of Hartford and has completed the senior executive program of Columbia University and the Stanford Directors’ Consortium.

Mr. Seraphin’s experience as a semiconductor and technology industry executive and his years of experience with the Company led the Board of Directors to conclude that he should serve as a director.

Name	Age	Principal Occupation and Business Experience
Meera Rao	63

Ms. Rao has served as a director since August 2019. Ms. Rao currently serves as the chair of our Audit Committee and a member of our Cyber Risk Committee. Ms. Rao also serves on the board of Impinj, Inc., a manufacturer of radio-frequency identification devices and software, where she also serves on the Nominating and Corporate Governance Committee and as Chairperson of the Audit Committee. She has held several senior executive positions, most recently from January 2011 to March 2016 as Chief Financial Officer at Monolithic Power Systems, a leading company in high-performance analog solutions, and as VP Finance from January 2009 to December 2010. Prior to Monolithic Power Systems, Ms. Rao has held various executive roles at leading technology companies, including Integration Associates Inc. from 2004 to 2006, Atrica from 2002 to 2003, Raza Foundries from 2000 to 2002, NVIDIA from February 1998 to May 1999 and AMD from 1988 to 1998. Ms. Rao holds a master’s degree in business administration from the University of Rochester in New York.

Ms. Rao’s experience as a semiconductor and technology industry executive and her years of finance and operations experience led the Board of Directors to conclude that she should serve as a director.

Class II Directors

Name	Age	Principal Occupation and Business Experience
Emiko Higashi	65	Ms. Higashi has served as a director since May 2017. Ms. Higashi currently serves as the chair of our Corporate Governance/Nominating Committee and member of our Corporate Development Committee. Ms. Higashi is a founder of Tohmon Capital Partners, LLC (formerly Tomon Partners, LLC), a strategy and M&A advisory firm based in San Francisco and primarily serving companies in technology and healthcare-related fields since 2003. Ms. Higashi also serves on the boards of One Equity Partners Open Water I Corp (OEPW.U), where she also serves on the Audit Committee, as Chair of the Compensation Committee and Nomination Committee; Takeda Pharmaceutical Company Ltd. (TSE/NYSE), where she also serves on the Compensation Committee and Audit Supervisory Committee; and KLA Inc. (Nasdaq), where she also serves on the Audit Committee. Ms. Higashi also served as a director on the board of InvenSense, Inc. until May 2017. Prior to Tohmon Capital Partners, she was a co-founder and Chief Executive Officer of Gilo Ventures, a technology-focused venture capital firm, from 2000 to 2002. Before that, Ms. Higashi spent 15 years in investment banking. After beginning her investment banking career at Lehman Brothers from 1985 to 1988, Ms. Higashi was a founding member of Wasserstein Perella & Co. and the head of that firm’s technology M&A business from 1988 to 1994, and subsequently served as a managing director in charge of Merrill Lynch’s global technology M&A practice from 1994 until 2000. Prior to her investment banking career, Ms. Higashi spent two years as a consultant at McKinsey & Co. in Tokyo, Japan. She has also served on a number of other public and private boards. Ms. Higashi holds a B.A. from International Christian University in Tokyo, and an M.B.A. from Harvard Business School.

Name	Age	Principal Occupation and Business Experience
		Ms. Higashi’s experience in investment banking and finance, as a director of several publicly traded companies, and as a founder and partner of a venture capital firm, led the Board of Directors to conclude that she should serve as a director.

Steven Laub	65

Mr. Laub has served as a director since April 2022. He currently serves as a member of our Audit Committee, Compensation and Human Resources Committee, and Corporate Development Committee. He is an accomplished executive with over 25 years of semiconductor industry leadership experience. Prior to serving on the Advisory board at IPV Capital, a semiconductor private equity firm, from 2017 to 2020, Mr. Laub served as president, chief executive officer and member of the board of directors at Atmel Corporation, a leader in microcontroller, automotive and memory solutions, from 2006 until its acquisition in 2016. While at Atmel, he also served as a board member of the Semiconductor Industry Association (SIA) from 2011 to 2016. Prior to Atmel, he served as the Executive Chairman of Teridian Semiconductor, a provider of mixed-signal ICs focused on the energy management and communications markets, from 2005 to 2006. Mr. Laub served as president, chief executive officer and board member of Silicon Image, a leading provider of multimedia connectivity solutions, from 2004 to 2005. He also served in executive management positions including as president, chief operating officer and board member at Lattice Semiconductor Corporation, a leading provider of low power, field-programmable gate arrays, from 1990 to 2003. Prior to his semiconductor career, Mr. Laub was a Vice President and Partner at Bain and Company, a global strategy consulting firm. He has also served on several not-for-profit boards focused on the education sector, and currently is a board member at Heterodox Academy. Mr. Laub holds a Bachelor of Arts in Economics from the University of California, Los Angeles, and a Juris Doctor from the Harvard Law School.

Mr. Laub’s experience as chief executive officer of semiconductor companies and as an experienced business leader led the Board of Directors to conclude that he should serve as a director.

Eric Stang	64	Mr. Stang has served as a director since July 2008 and served as Chairman of the Board from March 2013 to June 2019. Mr. Stang serves as chair of our Compensation and Human Resources Committee and member of our Corporate Governance/Nominating Committee. Mr. Stang currently serves as chairman, president and chief executive officer of Ooma, Inc., a cloud-based communications and connected services public company. He has held the position of Chairman since December 2014 and the positions of president, chief executive officer and director since January 2009. Prior to joining Ooma, Mr. Stang served as a director, chief executive officer and president of Reliant Technologies, Inc., a developer of medical technology solutions for aesthetic applications, from 2006 to 2008. Mr. Stang previously served as chief executive officer and president of Lexar Media, Inc., a provider of solid-state memory products from 2001 to 2006 and chairman from 2004 to 2006. From September 2013 until May 2017, he served on the board of InvenSense, Inc. and from December 2008 to January 2014 he served on the board of Solta

Name	Age	Principal Occupation and Business Experience

Medical. Mr. Stang also serves on the boards of private and nonprofit companies. Mr. Stang holds an A.B. in Economics from Stanford University and M.B.A. from the Harvard Business School.

Mr. Stang’s experience as chief executive officer of high technology companies, his prior experience in the memory products market and licensing semiconductor patents, and his years of business and leadership experience led, the Board of Directors to conclude that he should serve as a director.

Corporate Governance

Board of Directors Meetings and Committees

Our Board of Directors held a total of nine meetings during 2023. During 2023, each member of our Board of Directors attended 75% or more of the meetings of the Board of Directors and of the committees, of which she or he was a member.

Director Independence	Our Board of Directors has determined that each of the following directors, constituting greater than a majority of our Board of Directors, has no material relationship with us (either directly as a partner, stockholder or officer of an organization that has a relationship with us) and is “independent” under the applicable Nasdaq and SEC rules: Emiko Higashi, Charles Kissner, Steven Laub, Meera Rao, Necip Sayiner and Eric Stang.

Currently, each of the committees of our Board of Directors is composed of independent directors as follows:

Audit Committee:	Meera Rao (Chair) Charles Kissner Steven Laub

Compensation and Human Resources Committee:	Eric Stang (Chair) Steven Laub Necip Sayiner

Corporate Governance/Nominating Committee:	Emiko Higashi (Chair) Charles Kissner Eric Stang

Corporate Development Committee:	Necip Sayiner (Chair) Emiko Higashi Steven Laub

Cyber Risk Committee:	Charles Kissner (Chair) Meera Rao

Director Qualifications

Except as may be required by rules promulgated by Nasdaq or the SEC, there are currently no specific, minimum qualifications that must be met by each candidate for our Board of Directors, nor are there any specific qualities or skills that are necessary for one or more of the members of our Board of Directors to possess. The Corporate Governance/Nominating Committee considers a number of factors in its assessment of the appropriate skills and characteristics of members of the Board of Directors, as well as the composition of the Board of Directors as a whole. These factors include the members’ qualification as independent, as well as consideration of judgment, character, integrity, diversity, skills, and experience in such areas as operations, technology, finance, and the general needs of the Board of Directors and such other factors as the Corporate Governance/Nominating Committee may consider appropriate. The Corporate Governance/Nominating Committee does not have a formal policy with respect to diversity. However, the Board of Directors and the Corporate Governance/Nominating Committee believe that it is essential that the members of the Board of Directors represent diverse viewpoints. In considering candidates for the Board of Directors, the Board of Directors and the Corporate Governance/Nominating Committee consider the entirety of each candidate’s credentials in the context of the factors mentioned above. As shown below in the board diversity matrix, the Company is currently in compliance with the diversity requirements of Nasdaq Rule 5605(f) and Sections 301.3 and 301.4 of the California Corporations Code.

Our directors have deep executive and board leadership experience from tenures at diverse technology companies of various sizes:

Our directors and nominees possess a broad range of experience, as follows:

Board Member or Nominee	Select Experience
Charles Kissner (Board member since 2012) Non-Executive Chairman

•  Currently serves as chief executive officer of Digital Pillars

•  Previously Chairman of the Board at ShoreTel, Inc. and Chairman and CEO of Aviat Networks, Stratex Networks, and President and CEO of Aristacom International

Emiko Higashi (Board member since 2017)	• Currently founder and managing director of Tohmon Capital Partners • Previously co-founder and CEO of Gilo Ventures
Steven Laub (Board member since 2022)

•  Currently serves as a director at Heterodox Academy

•  Previously served on Advisory board at IPV Capital

•  Previously served as Director, President, CEO of Atmel Corporation; board member of Semiconductor Industry Association; Executive Chairman of Teridian Semiconductor; Director, President, CEO of Silicon Image; Director and President of Lattice Semiconductor Corporation

•  Previously served as Vice President and Partner at Bain and Company

Meera Rao (Board member since 2019)	• Currently serves as a director at Impinj, Inc. • Previously CFO of Monolithic Power Systems; VP, Finance of Monolithic Power Systems
Necip Sayiner (Board member since 2019)

•  Currently serves as a director at Axcelis Technologies, Inc.

•  Previously served as a director at Power Integrations, Inc.

•  Previously served as Executive Vice President and General Manager of Renesas Electronics Corporation

•  Previously served as President and Chief Executive Officer of Intersil Corporation and Silicon Laboratories

Luc Seraphin (Board member since 2018) CEO	• Previously Interim CEO; SVP and GM, Memory and Interface Division; and SVP Worldwide Sales and Operations
Eric Stang (Board member since 2008)	• Currently Chairman, President & CEO of Ooma, Inc. • Previously Director, CEO, and President of Reliant Technologies; Director, Chairman, CEO and President of Lexar Media •

Board Diversity	The Corporate Governance/Nominating Committee is committed to continuing to identify and recruit highly qualified director candidates with diverse experiences, perspectives, and backgrounds to join our Board of Directors. The table below provides certain information regarding the composition of our Board of Directors. Each of the categories listed in the below table has the meaning as it is used in Nasdaq Rule 5605(f).

Board Diversity Matrix

	As of December 31, 2023				As of December 31, 2022

Total Number of Directors	7				9

	Female	Male	Non-Binary	Did Not Disclose Gender	Female	Male	Non-Binary	Did Not Disclose Gender

Part I: Gender Identity

Directors	2	5	—	—	3	6	—	—

Part II: Demographic Background

African American or Black	—	—	—	—	—	—	—	—

Alaskan Native or Native American	—	—	—	—	—	—	—	—

Asian	2	—	—	—	2	1	—	—

Hispanic or Latinx	—	—	—	—	—	—	—	—

Native Hawaiian or Pacific Islander	—	—	—	—	—	—	—	—

White	—	4	—	—	1	4	—	—

Two or More Races or Ethnicities	—	1	—	—	—	1	—	—

LGBTQ+	—				—

Did Not Disclose Demographic Background	—				—

Corporate Governance Principles

We are committed to maintaining the highest standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving our stockholders’ interests and maintaining our integrity in the marketplace. We have adopted a code of business conduct and ethics that applies to all of our directors, officers and employees, known as the Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics is available on our website at https://investor.rambus.com/corporate-governance/governance-documents/default.aspx. We will post amendments to our Code of Business Conduct and Ethics on the same website.

Executive Sessions of the Independent Directors Committees of the Board of Directors

It is the policy of the Board of Directors to have executive sessions of the independent directors at which only independent directors are present, typically in conjunction with the regularly scheduled meetings of the Board of Directors.

During 2023, our Board of Directors had five standing committees:

•  an Audit Committee,

•  a Compensation and Human Resources Committee,

•  a Corporate Governance/Nominating Committee,

•  a Corporate Development Committee, and

•  a Cyber Risk Committee.

The following describes each standing committee, its function, its membership, and the number of meetings held during 2023.

Each of the standing committees operates under a written charter adopted by our Board of Directors. All of the current committee charters are available on our website at https://investor.rambus.com/corporate-governance/governance-documents/default.aspx.

Audit Committee

Currently, the Audit Committee is composed of Meera Rao (Chair), Charles Kissner, and Steven Laub. The Audit Committee oversees our corporate accounting and financial reporting processes and internal control over financial reporting, as well as our internal and external audits. The Audit Committee held 10 meetings during 2023. Its duties include:

•  Reviewing our accounting and financial reporting processes and internal control over financial reporting;

•  Providing oversight and review at least annually of our risk management policies, including our investment policy;

•  Retaining the independent registered public accounting firm, approving their fees, and providing oversight of communication with them;

•  Reviewing the plans, findings and performance of our internal auditors;

•  Reviewing our annual and quarterly financial statements and related disclosure documents; and

•  Overseeing special investigations into financial and other matters, as necessary.

Our Board of Directors has determined that each member of the Audit Committee is an “audit committee financial expert,” that each member is “financially sophisticated” and is able to read and understand fundamental financial statements, each as required by Nasdaq. No member of the Audit Committee has a material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and each member of the Audit Committee satisfies the independence requirements for Audit Committee membership under the applicable Nasdaq and SEC rules.

The Audit Committee’s role is detailed in the Audit Committee Charter, which is available on our website at https://investor.rambus.com/corporate-governance/governance-documents/default.aspx.

Compensation and Human Resources Committee

Currently, the Compensation and Human Resources Committee is composed of Eric Stang (Chair), Steven Laub, and Necip Sayiner. Mr. Laub has served on the Compensation and Human Resources Committee since March 8, 2023.

Our Board of Directors has determined that each of Messrs. Stang, Laub, and Sayiner are independent under the rules for Compensation and Human Resources Committee independence under the applicable Nasdaq and SEC rules. The Compensation and Human Resources Committee reviews and determines all forms of compensation, including base compensation, bonuses, and stock compensation, to be provided to our executive officers (including the named executive officers) and directors of Rambus. The Compensation and Human Resources Committee held 12 meetings during 2023. Its duties include:

•  Annually reviewing and approving the Chief Executive Officer (“CEO”) and other executive officers’ compensation in the context of their performance, which includes reviewing and approving their annual base salary, annual incentive bonus (including the specific goals, targets, and amounts), equity compensation, any employment agreements, and any other benefits, compensation or arrangements, as applicable;

•  Administering our equity incentive plans pursuant to the terms of such plans and the authority delegated by our Board of Directors, including: granting awards of stock options, performance shares, performance units, stock appreciation rights, restricted stock, restricted stock units (“RSUs”) or other equity compensation to individuals eligible for such grants and amending such awards following their grant; amending the plans; and delegating to appropriate executive officers of the Company the ability to grant awards to non-executive officer employees of the Company pursuant to specific guidelines;

•  Adopting, amending and overseeing the administration of our significant employee benefits programs;

•  Reviewing external surveys to establish appropriate ranges of compensation;

•  Retaining and terminating any compensation consultant to assist in the evaluation of CEO or executive officer or director compensation, and approving the consultant’s fees and other terms of service, as well as obtaining advice and assistance from internal or external legal, accounting or other advisors;

•  Overseeing the Company’s processes for identifying and managing risks arising from its compensation policies and practices and from other human resources matters, reviewing and discussing with management the risks that are reasonably likely to have a material adverse effect on the Company, and reporting to the Board regarding these matters; and

•  Conducting an annual assessment of the Company’s engagement with compensation consultants retained by the Board and/or management, as applicable, including the nature and extent of services provided, the amount of fees paid and who made or recommended the decision to retain the compensation consultants.

The Compensation and Human Resources Committee used Farient Advisors LLC (“Farient”) in 2023 to assist in evaluating executive and director compensation and has determined that Farient is an independent consultant under applicable Nasdaq and SEC rules.

A detailed description of the processes and procedures of the Compensation and Human Resources Committee for considering and determining executive and director compensation, including the role of Farient, is provided in the “Executive Compensation” section of this proxy statement.

The Compensation and Human Resources Committee’s role is detailed in the Compensation and Human Resources Committee Charter, which is available on our website at https://investor.rambus.com/corporate-governance/governance-documents/default.aspx.

Compensation and Human Resources Committee Interlocks and Insider Participation

None of the members of our Compensation and Human Resources Committee is or has ever been an officer or employee of Rambus. None of our executive officers currently serves, or in the past year has served, as a member of the board or compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board) of any entity that has one or more executive officers serving on our Board of Directors or Compensation and Human Resources Committee. Please see the Compensation Discussion and Analysis section of this Proxy Statement for further discussion.

Corporate Governance / Nominating Committee

Currently, the Corporate Governance/Nominating Committee is composed of Emiko Higashi (Chair), Charles Kissner and Eric Stang. Our Board of Directors has determined that each of Ms. Higashi and Messrs. Kissner and Stang are “independent” under applicable Nasdaq and SEC rules. The Corporate Governance/Nominating Committee held six meetings during 2023.

The Corporate Governance/Nominating Committee recommends and approves Rambus’ Corporate Governance Guidelines. Its duties include:

•  Evaluating and making recommendations to the Board of Directors concerning the appointment of directors to committees of the Board of Directors and the selection of committee chairs;

•  Identifying best practices and recommending corporate governance principles;

•  Overseeing the evaluation of the Board of Directors; and

•  Proposing the slate of nominees for election to the Board of Directors.

The Corporate Governance/Nominating Committee’s role is detailed in the Corporate Governance/Nominating Committee Charter which is available on our website at https://investor.rambus.com/corporate-governance/governance-documents/default.aspx.

Corporate Development Committee

Currently, the Corporate Development Committee is composed of Necip Sayiner (Chair), Emiko Higashi, and Steven Laub. The Corporate Development Committee held two meetings during 2023. The duties of the Corporate Development Committee include:

•  Working with management to review and consider potential strategic transactions that are consistent with our growth strategy;

•  Reviewing and advising management with respect to our growth strategy; and

•  Acting as the liaison to the Board of Directors in connection with the Committee’s and management’s activities in this regard.

The Corporate Development Committee’s role is detailed in the Corporate Development Committee Charter which is available on our website at https://investor.rambus.com/corporate-governance/governance-documents/default.aspx.

Cyber Risk Committee

Currently, the Cyber Risk Committee is composed of Charles Kissner (Chair) and Meera Rao. Mr. Saraf was the chair of the Cyber Risk Committee until his resignation from the Board of Directors on March 1, 2023. Ms. Rao has served on the Cyber Risk Committee since March 8, 2023. The Cyber Risk Committee held four meetings during 2023. The duties of the Cyber Risk Committee include:

•  overseeing the systems, controls and procedures used by the Company and business partners engaged by the Company to collect, create, use, maintain, process and protect personal information and/or any information or assets of the Company’s customers, employees and business partners (collectively, “Company Information Assets”);

•  overseeing policies, procedures, plans and execution intended to provide security, confidentiality, availability and integrity of Company Information Assets;

•  overseeing the quality and effectiveness of the Company’s policies and procedures with respect to its information technology systems, including enterprise cybersecurity and privacy;

•  reviewing and providing oversight on the policies and procedures of the Company in preparation for responding to any data security incidents as well as reviewing with management the root cause of and remediation efforts with respect to all material cybersecurity incidents;

•  reviewing periodically with management the Company’s disaster recovery, business continuity, and business resiliency capabilities;

•  overseeing the Company’s management of internal and external risks related to its information technology systems and processes, including encryption, network security, data security, risk management frameworks, and any internal or third-party audits of such systems and processes; and

•  reviewing with management the quality and effectiveness of IT systems and processes that relate to the Company’s internal access control systems, including physical, organizational, and technical security.

The Cyber Risk Committee’s role is detailed in the Cyber Risk Committee Charter which is available on our website at https://investor.rambus.com/corporate-governance/governance-documents/default.aspx.

Identifying and Evaluating Nominees for Directors

The Corporate Governance/Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director, including those discussed in the “Director Qualifications” section of this proxy statement. In the event that vacancies on the Board of Directors are anticipated, or otherwise arise, the committee will consider various potential candidates for director. Candidates may come to the attention of the committee through current members of the Board of Directors, professional search firms, stockholders or other persons. The Corporate Governance/Nominating Committee has from time to time retained third parties to whom a fee is paid to assist it in identifying or evaluating potential director nominees.

Stockholders may propose director candidates for general consideration by the Corporate Governance/Nominating Committee by submitting to the Corporate Secretary/General Counsel of the Company, in proper written form, the individual’s name, qualifications, and the other information required by our bylaws for stockholder nominations submitted as set forth above in “Procedure for Submitting Stockholder Nominations.” The Corporate Governance/Nominating Committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

Majority Voting Policy	In accordance with our bylaws and our Corporate Governance Guidelines, in an uncontested election of directors, a nominee for director must receive more votes cast for than against his or her election or reelection in order to be elected or reelected to the Board of Directors. The Board of Directors expects a director to tender his or her resignation if he or she fails to receive the required number of votes for reelection. The Board of Directors nominates for election or reelection as director only candidates who agree to tender, promptly following the stockholders’ meeting at which they are elected or reelected as director, irrevocable resignations that will be effective upon (i) the failure to receive the required vote at the next stockholders’ meeting at which they face reelection and (ii) Board of Directors’ acceptance of such resignation. In addition, the Board of Directors fills director vacancies and new directorships only with candidates who agree to tender, promptly following their appointment to the Board of Directors, the same form of resignation tendered by other directors in accordance with this policy. If an incumbent director fails to receive the required vote for reelection, the Corporate Governance/Nominating Committee will act on an expedited basis to determine whether to accept or reject the director’s resignation or whether other action should be taken, and will submit such recommendation for prompt consideration by the Board of Directors. The Board of Directors expects a director whose resignation is under consideration to abstain from participating in any decision regarding that resignation. The Corporate Governance/Nominating Committee and the Board of Directors may consider any factors they deem relevant in deciding whether to accept or reject a director’s resignation or whether other appropriate action should be taken.

Board Leadership Structure	Our Corporate Governance Guidelines require that the Chairperson of the Board not be the CEO of the Company. In addition, while the Chairperson works closely with the CEO and other members of our management, the Chairperson is not part of management and does not have an operating role or responsibilities. The Board of Directors considers it useful and appropriate to designate a Chairperson to act as the presiding director at Board of Directors meetings, to call and organize such meetings and manage the agenda thereof, and to manage the affairs of the Board of Directors, including ensuring that the Board of Directors is organized properly, functions effectively, and meets its obligations and responsibilities. The Chairperson also acts as the principal contact for the CEO and other members of the Board of Directors and management, as appropriate, for matters requiring the attention of the full Board of Directors. We believe that this leadership structure is appropriate given the attention, time, effort, and energy that the CEO is required to dedicate to his position in the current business environment, and the high level of commitment required to serve as our Chairperson.

Risk Oversight

The Board of Directors plays an integral role in our risk oversight processes. The Board of Directors meets regularly to receive reports from its committees, as well as from management with respect to areas of material risk to the Company, including legal, operational, financial and strategic risks. The Cyber Risk Committee is responsible for oversight of the Company’s processes to manage information security risks and cybersecurity concerns. In order to respond to the threat of security breaches and cyberattacks, the Company has taken a proactive approach to data protection that includes maintenance of an information security training program, audit and/or certification by top information security standards. The Company’s general security strategy is defense-in-depth and includes sub-segmentation of internal network security for further separation of critical systems and information. The security protocol includes around the clock monitoring of Company networks and systems using commercially available tools with redundant coverage across the different tools. Further, the security team manages real time alerts, which are directed to functional experts as warranted.

In addition, the Audit Committee is responsible for oversight of the Company’s processes to manage financial risk and oversees and reviews at least annually our risk management policies, including our business interruption and other risk policies and our investment policies.

The Compensation and Human Resources Committee oversees the Company’s processes for identifying and managing risks arising from its compensation policies and practices and from other human resources matters.

Transactions with Related Persons	None except as described under “Amended Agreement with Barington” below.

Review, Approval or Ratification of Transactions with Related Persons

All of our directors and executive officers are subject to our Code of Business Conduct and Ethics, and our directors are guided in their duties by our Corporate Governance Guidelines. Our Code of Business Conduct and Ethics requires that our directors and executive officers avoid situations where a conflict of interest might occur or appear to occur. In general, our directors and executive officers should not have a pecuniary interest in transactions involving us or a customer, licensee, or supplier of the Company, unless such interest is solely a result of routine investments made by the individual in publicly traded companies.

In the event that a director or executive officer is going to enter into a related party transaction with a relative or significant other, or with a business in which a relative or significant other is associated in any significant role, the director or executive officer must fully disclose the nature of the related party transaction to our Chief Financial Officer. For directors and executive officers, such related party transaction then must be reviewed and approved in advance by the Audit Committee. For other conflicts of interest that may arise, the Code of Business Conduct and Ethics advises our directors and executive officers to consult with our General Counsel.

In addition, each director and executive officer is required to complete a Director and/or Officer Questionnaire on an annual basis and upon any new appointment, and provide quarterly updates, which requires disclosure of any related-party transactions pertaining to the director or executive officer. Our Board of Directors will consider such information in its determinations of independence with respect to our directors under applicable Nasdaq and SEC rules. In order to help ensure our directors remain free from conflicts or the appearance of conflicts, our Corporate Governance Guidelines require that each director deliver an irrevocable resignation from the Board of Directors, to be effective upon the occurrence of both (i) a significant change in his or her status and appointments or positions with other companies during his or her tenure as a director on the Board of Directors, and (ii) the Board of Directors’ acceptance of such resignation.

Amended Agreement with Barington

On March 11, 2022, the Company entered into a letter agreement (the “Amended Agreement”) that amended its March 12, 2021 agreement (the “Agreement”) with Barington Companies Equity Partners, L.P. and certain other affiliated parties (collectively, “Barington”). The Amended Agreement extends the customary standstill provisions in the Agreement until April 28, 2023. The Amended Agreement is described in the Company’s Form 8-K filed on March 11, 2022 and the Agreement is described in the Company’s Form 8-K filed on March 16, 2021.

On December 8, 2022, the Company also entered into an agreement (the “Amended and Restated Transition Agreement”) with Barington Companies Management, LLC and James Mitarotonda, which amends and restates the Director Transition and Consulting Agreement, dated March 11, 2022, with Barington and James Mitarotonda (the “Transition Agreement”). Pursuant to the terms of Amended and Restated Transition Agreement, after the conclusion of Mr. Mitarotonda’s service as a director of the Company as of the Company’s 2022 annual meeting of stockholders, Mr. Mitarotonda will provide consulting services to the board chair and senior management of the Company through April 28, 2023 and Barington Companies Management, LLC will be paid $230,000 cash for such services. The Transition Agreement is described in the Company’s Form 8-K filed on March 11, 2022.

Forum Selection Bylaws

In April 2023, the Company amended its bylaws to:

•  provide that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware, the Company’s state of incorporation, shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, stockholder, employee or agent of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company or any current or former director, officer, stockholder, employee or agent of the Company arising out of or relating to any provision of the Delaware General Corporation Law or the Company’s certificate of incorporation or bylaws or (iv) any action asserting a claim against the Company or any current or former director, officer, stockholder, employee or agent of the Company governed by the internal affairs doctrine of the State of Delaware (or if the Court of Chancery in the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware) (“Delaware Forum Provision”); and

•  provide that, unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933 (the “Securities Act”), as amended, against any person in connection with any offering of the Company’s securities (“Federal Forum Provision”).

The Company believes that the Delaware Forum Provision and the Federal Forum Provision are in the best interests of the Company. The Company believes the Delaware Forum Provision may provide potential cost savings by eliminating duplicative litigation in more than one forum and will eliminate risks of unpredictable or incorrect outcomes from courts that are unfamiliar with Delaware law, or even unfamiliar with corporate law generally. Further, the Company believes that the Federal Forum Provision will reduce the risk that the Company could be involved in duplicative litigation in both state and federal courts, as well as the risk that the outcome of cases in multiple forums could be inconsistent.

The Federal Forum Provision does not specify any particular U.S. federal district court as the exclusive forum for claims under the Securities Act, so a plaintiff could select, on the basis of convenience or for other reasons, the U.S. federal district courts in any state as the forum for any such claim.

The Delaware Forum Provision and the Federal Forum Provision give the Company the flexibility to consent to an alternative forum when the Company deems it appropriate. In addition, the Company did not adopt the Delaware Forum Provision or the Federal Forum Provision in anticipation of any specific litigation confronting the Company; rather, the Delaware Forum Provision and the Federal Forum Provision were adopted on a prospective basis to help mitigate potential future harm to the Company and its shareholders.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed KPMG LLP (“KPMG”) as the independent registered public accounting firm to Rambus to audit our consolidated financial statements for the fiscal year ending December 31, 2024.

Although ratification by stockholders is not required by law, the Audit Committee has conditioned its appointment of the independent registered public accounting firm upon the receipt of the affirmative vote of a majority of the shares present and entitled to vote on this matter during the Annual Meeting. Notwithstanding its selection, the Audit Committee, in its discretion, may hire a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of Rambus and its stockholders.

Representatives of KPMG are expected to attend the Annual Meeting virtually to respond to appropriate questions and to make a statement if they so desire. Representatives of PricewaterhouseCoopers LLP (“PwC”), our independent registered public accounting firm for the year ended December 31, 2023, will not be present at the annual meeting and will not have an opportunity to make a statement or to respond to questions from the stockholders.

Change in Independent Registered Public Accounting Firm

The Company conducted a competitive process to determine the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024. As a result of the competitive process, the Audit Committee dismissed PwC as the Company’s independent registered public accounting firm, effective as of February 26, 2024. PwC served as our independent registered public accounting firm since 1991.

PwC’s audit reports on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2023, and December 31, 2022, did not contain any adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal years ended December 31, 2023, and December 31, 2022, and in the subsequent interim period through February 26, 2024, (i) there were no disagreements between the Company and PwC (within the meaning of Item 304(a)(1)(iv) of Regulation S-K (“Regulation S-K”) of the rules and regulations of the SEC) on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that if not resolved to PwC’s satisfaction, would have caused PwC to make reference thereto in its reports; and (ii) there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

As a result of the competitive process noted above, on February 26, 2024, the Audit Committee appointed KPMG as the Company’s new independent registered public accounting firm. KPMG’s appointment will be for the Company’s fiscal year ending December 31, 2024, and related interim periods.

During the fiscal years ended December 31, 2023, and December 31, 2022, and in the subsequent interim periods through February 26, 2024, neither the Company nor anyone on its behalf consulted KPMG on (i) the application of accounting principles to a specified transaction, either completed or proposed, or on the type of audit opinion that might be rendered on the consolidated financial statements of the Company, and neither a written report nor oral advice was provided to the Company that KPMG concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing, or financial reporting issue; or (ii) any matter that was either the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K or a reportable event as described in Item 304(a)(1)(v) of Regulation S-K.

Principal Accountant Fees and Services	The aggregate fees billed for professional accounting services by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2023 and December 31, 2022 are as follows:

	Fiscal Year Ended December 31, 2023	Fiscal Year Ended December 31, 2022
Audit Fees (1)	$2,010,000	$1,950,000
Audit-Related Fees (2)	781,053	550,675
Tax Fees (3)	80,822	127,880
All Other Fees (4)	2,000	900

Total Fees	$2,873,875	$2,629,455

(1)

Audit Fees consist of fees for PricewaterhouseCoopers LLP’s professional services rendered for the audit of the Company’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports. Fees relating to professional services rendered for the audits of the effectiveness of internal control over financial reporting and statutory audits in fiscal years 2023 and 2022 are included under “Audit Fees.”

(2)

Audit-Related Fees consist of fees related to the performance of the audit or review of our financial statements and are not included in the fees reported in “Audit Fees” above. Audit-Related Fees for fiscal 2023 primarily consist of fees related to work performed around the implementation of the enterprise resource planning software, release of the deferred tax assets’ valuation allowance, divestiture of the PHY IP group and conversion of convertible notes. Audit-Related Fees for fiscal 2022 consist of fees related to work performed around the repurchases of convertible notes and the acquisition of Hardent in 2022.

(3)	Tax Fees primarily relate to tax compliance, tax study, and technical tax advice in both years presented.
(4)	All Other Fees consist of fees for products and services other than the services described above. These fees related to license PricewaterhouseCoopers LLP’s online disclosure checklist.

Policy on Audit Committee Pre-Approval of Audit and the Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve 100% of all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Independence of KPMG	The Audit Committee has reviewed the written disclosures and the letter provided by KPMG regarding KPMG’s communications with the Audit Committee concerning independence and has discussed with KPMG its independence. Based on such review and discussions, the Audit Committee determined that KPMG meets the requirements of independence for external auditors under applicable rules and regulations.

Vote Required	The affirmative vote of a majority of the shares present and entitled to vote on this matter during the Annual Meeting will be required to approve this proposal. Abstentions will have the same effect as votes “AGAINST” the proposal. We do not anticipate any broker non-votes on this proposal, but any such broker non-vote will have no effect on the outcome of this proposal.

Recommendation of the Board of Directors	The Board unanimously recommends that you vote “FOR” the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.

PROPOSAL THREE

NON-BINDING ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

As required by Section 14A of the Securities Exchange Act, we are asking our stockholders to provide a non-binding advisory vote to approve the compensation of our named executive officers, including the Compensation Discussion and Analysis, the compensation tables and narrative disclosures as described in this Proxy Statement. The Company currently holds such an advisory vote annually, and this proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers.

Please see the Compensation Discussion and Analysis section of this Proxy Statement, the compensation tables and the narrative disclosures that accompany the compensation tables for greater detail about our executive compensation programs, including information about the fiscal year 2023 compensation of our named executive officers.

We believe that our overall compensation program and philosophy support and help drive the Company’s long-term value creation, business strategy and operating performance objectives. We are again asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement by voting “FOR” the following resolution during the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

While this say-on-pay vote is advisory and does not bind the Company to any particular action, the Board of Directors and the Compensation and Human Resources Committee value your opinion. Accordingly, the Board of Directors and the Compensation and Human Resources Committee will consider the outcome of this vote when making future compensation decisions for the Company’s named executive officers.

Vote Required	The affirmative vote of a majority of the shares present and entitled to vote on this matter during the Annual Meeting will be required to approve this proposal on an advisory basis. Abstentions will have the same effect as votes “AGAINST” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

Recommendation of the Board of Directors	The Board unanimously recommends a vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of February 28, 2024 for:

•	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors and nominees for director; and

•	all of our executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules and regulations of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of our common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 108,573,889 shares of our common stock outstanding as of February 28, 2024. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares of our common stock subject to options held by the person that are currently exercisable or exercisable within 60 days of February 28, 2024. However, we did not deem such shares of our common stock outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Rambus Inc., 4453 North First Street, Suite 100, San Jose, California 95134. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

Name of Group of Beneficial Owners	Number of Shares Beneficially Owned	Equity Awards Exercisable/ Issuable in 60 days	Percentage of Shares Beneficially Owned
Greater than 5% Stockholders:
BlackRock, Inc.(1)	15,457,989	—	14.2%
The Vanguard Group(2)	11,375,954	—	10.5%
Directors and Named Executive Officers
Emiko Higashi	57,686	40,000	*
Charles Kissner(3)	50,273	—	*
Steven Laub	7,761	—	*
Meera Rao	31,526	40,000	*
Necip Sayiner	43,653		*
Eric Stang(4)	41,483	—	*
Sean Fan	121,229	—	*
Desmond Lynch	52,201	—	*
Luc Seraphin	319,755		*
John Shinn	32,376	—	*
All current directors, director nominees and executive officers as a group (10 persons)	757,943	80,000	1.0%

*	(Less than 1%)
(1)

Based on information reported by BlackRock, Inc. (“BlackRock”) on Schedule 13G/A filed with the SEC on January 23, 2024. Of the shares of common stock beneficially owned, BlackRock reported that, in its capacity as a parent holding company, it has sole voting power over 15,292,050 shares, shared voting power over no shares, sole dispositive power over 15,457,989 shares and shared dispositive power over no shares. BlackRock listed its address as 50 Hudson Yards, New York, NY 10001.
(2)

Based on information reported by The Vanguard Group (“Vanguard”) on Schedule 13G/A filed with the SEC on February 13, 2024. Of the shares of common stock beneficially owned, Vanguard reported that, in its capacity as a dispositive advisor, it has sole voting power over no shares, shared voting power over 202,283 shares, sole dispositive power over 11,057,186 shares and shared dispositive power over 318,768 shares. Vanguard listed its address as 100 Vanguard Blvd., Malvern, PA 19355.

(3)	Includes 18,747 shares held under an LLC for which Mr. Kissner serves as owner.
(4)	Includes 37,830 shares held in trust for which Mr. Stang serves as a trustee.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Discussion and Analysis (“CD&A”) is designed to provide our stockholders with an understanding of our compensation program in effect for our named executive officers (“NEOs”) who consisted of the following executive officers in 2023:

•	Luc Seraphin, Chief Executive Officer and President;

•	Desmond Lynch, Senior Vice President, Finance, and Chief Financial Officer;

•	Sean Fan, Senior Vice President, Chief Operating Officer; and

•	John Shinn, Senior Vice President, General Counsel, Secretary and Chief Compliance Officer.

Our CD&A is organized as follows: Executive Summary, 2023 Advisory Vote on Executive Compensation and Other Stockholder Engagement, Our Compensation Philosophy — Pay for Performance, Executive Compensation Process, Components of Executive Compensation, and Other Policies and Elements of Executive Compensation.

Executive Summary

Executive Compensation Highlights

Our compensation programs are designed to align compensation with business objectives and Company financial performance. The objectives of our executive compensation program are to attract, retain, motivate, focus, and reward executives in order to enhance the long-term growth and profitability of the Company, foster stockholder value creation, and align executives’ interests with those of our stockholders. The Compensation and Human Resources Committee reviews executive compensation levels annually and seeks to reward executives for performance of achievement against corporate, business unit, department and individual goals. In its annual executive compensation review, the Compensation and Human Resources Committee also relies on compensation survey and peer company data and considers a balance between pay for performance and retention of executives in a competitive labor market, including a hyper-competitive compensation environment for semiconductor and other technology companies, especially in the San Francisco Bay Area. The items below highlight the key components of our executive compensation program and philosophy.

•

Performance-based equity compensation awards that vest based upon our total stockholder return (“TSR”) relative to the TSR of certain semiconductor index companies over a three-year period to closely align our NEO’s interests with those of our stockholders.

•

Emphasis on performance-based compensation in our pay mix. Approximately 90% of our CEO’s total target compensation, and on average, approximately 82% of our other NEOs’ total target compensation was subject to our financial and/or share price performance in 2023.

•

Alignment between executive compensation and stockholder interests, achieved by emphasizing long-term compensation in our pay mix. In 2023, approximately 60% of our CEO’s target long-term equity incentive awards and 50% of other NEOs’ target long-term equity incentive awards consisted of PSUs as described below.

•

Close alignment of our annual incentive compensation program (“Corporate Incentive Plan” or “CIP”) with Company performance. Our 2023 CIP program was funded based on the achievement of an objective performance target of pro-forma operating income. Pro-forma operating income performance for 2023 was targeted at $274.5 million and the Company actually achieved pro-forma operating income of $251.9 million, which resulted in the 2023 CIP pool funding at 91.6% of target.

•

Maintenance of high governance standards in our executive compensation practices, including best practices with respect to equity ownership guidelines, perquisites, compensation recovery (e.g., clawbacks) and independent Compensation and Human Resources Committee advisors reviewing the entirety of our executive compensation programs. See “Other Policies and Elements of Executive Compensation” below.

Summary of Corporate Governance and Compensation Practices

The chart below summarizes our corporate governance and compensation practices:

Corporate Governance	Compensation
✓ Currently, six of our seven directors are independent, bringing diverse perspectives from various high performing technology companies	✓ There is a strong link between pay and performance
✓ Our Board is led by an independent Non-Executive Chairperson	✓ A significant portion of our NEOs’ target compensation is subject to Company financial and/or share price performance
✓ We have a thoughtful approach to balanced Board composition, diversity, and Board refreshment	✓ Generally, no perquisites are provided to our executives that are not available to our broader employee population
✓ We regularly review succession plans for our CEO and other senior executives	✓ We maintain robust stock ownership guidelines with required ownership levels of 4x base salary for the CEO, 2x base salary for other executive officers, and 3x annual cash compensation for directors
✓ We conduct a thorough annual review of our compensation programs and assess, among other things, whether our programs encourage undue risk taking

✓  As stated in our Code of Business Conduct and Ethics, all employees and directors are prohibited from engaging in hedging transactions in Rambus shares, including short sales and purchases of put and call options

✓ We retain an independent compensation consultant

✓  We have adopted a compensation clawback policy that applies to our executive officers and we also retain the right to reduce or withhold future compensation based on any restatement or adjustment to our financials, and to determine the extent to which recovery of prior compensation may be pursued, in each case in the event of fraud

✓ We adhere to robust risk management policies, including investment, legal, operational, financial, and strategic risks	✓ We do not provide tax gross-ups and vesting of outstanding equity awards may only accelerate upon a “double-trigger” following a change in control when applicable
✓ We regularly engage with stockholders

✓  Our executive compensation program is annually submitted to our stockholders for an advisory vote

✓  Our 2015 Plan, most recently amended in April 2023, prohibits the repricing of underwater stock options

Summary of Our Business Performance

Our strategic objectives are based on focusing our product portfolio and research around our core strength in semiconductors, optimizing our operational efficiency, and leveraging our strong cash generation to re-invest for growth. We continue to maximize synergies across our businesses and customer base, leveraging the significant overlap in our ecosystem of customers, partners and influencers. The Rambus product and technology roadmap, as well as our go-to-market strategy, is driven by the application-specific requirements of our focus markets.

Rambus continues to execute and demonstrate success with a balanced and diverse portfolio of solutions across chips, silicon IP and patent licensing, with each of them contributing at scale. The data center continues to be the Company’s primary focus market, demanding the highest performance and security, and represents greater than 75% of the revenue from Rambus chip and silicon IP sales. Benefiting from the increasing demands in data center, our product revenue, which consists primarily of memory interface chips has grown at a 5-year Compound Annual Growth Rate (“CAGR”) of 42% from 2018 through 2023. Silicon IP has had sustained momentum, driven by design wins at leading system on chip (“SoC”) customers, and is well positioned to capture the growing opportunities. We drove this success through ongoing market focus, investment in R&D, strategic acquisitions, commitment to customers, and careful supply management, executed by the worldwide Rambus team with tremendous dedication and agility.

2023 annual product revenue remained relatively flat vs. 2022, in a market that declined low to mid-double digits. As we continue to gain market share in our memory interface chips, we recognized product revenue of $224.6 million in 2023. Our silicon IP business continues to operate at scale and is well positioned to capitalize on the growing opportunities in the data center fueled by AI. In addition, our cash provided by operating activities for 2023 was $195.8 million. We continue to successfully close and extend key patent licensing agreements, solidifying our foundation of sustained cash generation to fuel investment in our product and technology roadmaps and delivering consistent return of value to stockholders.

2023 Advisory Vote on Executive Compensation and Other Stockholder Engagement

At our 2023 annual meeting of stockholders, held on April 27, 2023, our stockholders approved the advisory vote on named executive officer compensation (“Say on Pay”) by approximately 98% of the votes cast. The Compensation and Human Resources Committee believes that the result of this vote (along with the 2022 advisory vote on executive compensation that was also approved by approximately 98% of the votes cast) affirms our stockholders’ support for our approach to executive compensation. We continued our efforts in stockholder outreach and engagement during 2023 and received no materially significant feedback or recommendations regarding our executive compensation programs. Moreover, given the level of Say on Pay support in April 2023, we have maintained the general overall structure and principal elements of our executive compensation programs for 2023. We will continue to take stockholder feedback seriously and will continue to engage with our stockholders. We hold Say on Pay votes annually, which such frequency was supported by our stockholders at our 2023 annual meeting, and intend to do so again at our 2024 annual meeting.

Our Compensation Philosophy — Pay for Performance

Our compensation programs are designed to align compensation with business objectives and Company financial performance, and to attract, retain, motivate, focus, and reward executives in order to enhance the long-term growth and profitability of the Company, foster stockholder value creation, and align executives’ interests with those of our stockholders. The principal components of our annual executive compensation program in 2023 were base salary, annual cash incentive awards, and long-term equity incentive awards.

A substantial portion of our executives’ total compensation is variable and dependent on Company and individual performance. In fiscal year 2023, approximately 90% of our CEO’s, and on average 82% of our NEOs’, total target compensation was subject to the Company’s financial and/or stock price performance.

The charts below illustrate the pay mix at target for our CEO and other NEOs in 2023:

Executive Compensation Process

The Role of the Compensation and Human Resources Committee

The Compensation and Human Resources Committee is responsible for the following: determining and approving CEO compensation; approving compensation recommendations for the CEO’s direct reports, including all NEOs; recommending to the Board changes to the non-employee director compensation program; approving the salaries, target bonus opportunities, and overall levels of equity to be granted corporate-wide each year; and determining the amount of funding that will be available for the CIP, among other duties expressed in its charter. The compensation decisions are based on numerous inputs and independent advice, as set forth below.

In performing these duties, the Compensation and Human Resources Committee evaluates the performance of the CEO and the existing CEO compensation programs, and reviews and evaluates the existing NEO compensation programs. The Compensation and Human Resources Committee has the authority to obtain advice and assistance from internal or external compensation consultants, attorneys, accountants and other advisers. The Board annually evaluates the independence of its members and has determined that each non-executive member of the Board satisfies the relevant criteria for independence.

The Compensation and Human Resources Committee considers multiple factors to ensure that compensation packages are consistent with our pay for performance philosophy and that we remain competitive in the market for talent, especially in light of a hyper-competitive compensation environment. The Compensation and Human Resources Committee considers the following important factors as part of its decision-making process: Company performance, individual leadership and performance assessments, market compensation levels, job scope, individual skills and experience, the relative importance of the individual’s role, internal pay equity, historical pay levels and equity holdings. The Compensation and Human Resources Committee reviewed and approved Mr. Seraphin’s compensation, and Mr. Seraphin was not present for any voting or deliberations regarding his compensation.

The Compensation and Human Resources Committee completed an annual comprehensive performance assessment of the NEOs, and with the Chairman of the Board conducted a review of the CEO’s performance. This assessment included an evaluation of pre-established strategic objectives and NEO performance against these targets. The Compensation and Human Resources Committee also held an annual joint meeting with the Corporate Governance/Nominating Committee to review and discuss Company leadership development, performance objectives, and emergency and long-term succession planning.

The Role of the Independent Compensation Consultant

Farient served as the Compensation and Human Resources Committee’s independent advisor for purposes of providing compensation consulting services in 2023 and has so served since 2019. Farient reports directly to the Compensation and Human Resources Committee and works collaboratively with management and the Compensation and Human Resources Committee. Pursuant to applicable SEC rules, the Compensation and Human Resources Committee assessed the independence of Farient and concluded that no conflict of interest existed or exists that would prevent Farient from independently advising the Compensation and Human Resources Committee. Farient does not perform other non-compensation related services for the Company and will not do so without the prior consent of the Compensation and Human Resources Committee. Farient regularly meets with the Compensation and Human Resources Committee outside the presence of Company management.

The Role of Management

Each year, the CEO and the head of Human Resources present to the Compensation and Human Resources Committee compensation recommendations, based in part on annual performance reviews, for the NEOs, excluding the CEO. Evaluation of CEO performance and compensation is determined by the Compensation and Human Resources Committee without the presence of or in consultation with the CEO. Specifically, the Compensation and Human Resources Committee reviewed and approved Mr. Seraphin’s compensation and Mr. Seraphin was not present for any voting or deliberations regarding his compensation. Management works with Farient to prepare compensation information and assessments for the Compensation and Human Resources Committee’s consideration.

In addition, the Compensation and Human Resources Committee determines the amount of funding available for the CIP pool. Our CEO then allocates this funding based on a measurement of each NEO’s achievement levels against specific performance milestones in relation to the Company’s overall performance targets and recommends a specific CIP award for each NEO other than himself. The Compensation and Human Resources Committee reviews, assesses and approves the CEO’s proposed CIP award for each NEO and also determines the CEO CIP payout.

Peer Group Comparisons

Each year, our compensation consultant, together with senior members of executive staff and our Human Resources department, defines and assesses the appropriateness of a group of similarly situated companies, referred to as the Compensation Peer Group. This Compensation Peer Group is used for a variety of purposes, including benchmarking pay levels, pay programs, relative performance, and pay for performance, and assisting the Compensation and Human Resources Committee in determining whether the total compensation opportunity available to our NEOs is competitive and appropriately geared to performance.

The Compensation and Human Resources Committee reviews the Company’s peer group annually to ensure that the group remains appropriate by size, sector, and business fit, among other key competitive factors. In 2022, the Compensation and Human Resources Committee made changes to the Company’s peer group aimed at finding more comparable companies in terms of industry, relative size by revenue, market capitalization and number of employees, with such changes to be effective for fiscal year 2023 compensation benchmarking. As a result, Allegro MicroSystems, Inc. and Synaptics Incorporated were added for the fiscal year 2023 compensation review cycle. Set forth below is the Company’s fiscal year 2023 peer group as determined by the Compensation and

Human Resources Committee. The fiscal year 2023 peer group spans systems software, semiconductor products, application software and communications equipment sectors, as shown below:

2023 Peers

Allegro MicroSystems, Inc. (ALGM) Ambarella, Inc. (AMBA) InterDigital, Inc. (IDCC) Lattice Semiconductor Corporation (LSCC) MACOM Technology Solutions Holdings, Inc. (MTSI) MaxLinear, Inc. (MXL)

Monolithic Power Systems, Inc. (MPWR)

NeoPhotonics Corporation (NPTN) (later acquired by Lumentum Holdings Inc.)

NetScout Systems, Inc. (NTCT)

Power Integrations, Inc. (POWI)

Semtech Corporation (SMTC)

Silicon Laboratories Inc. (SLAB)

SiTime Corporation (SITM) Synaptics Incorporated (SYNA) Universal Display Corporation (OLED) Xperi Inc. (XPER)

In addition, the Compensation and Human Resources Committee reviews Radford survey data, including a broad range of industry competitors to supplement the peer group information. The survey was selected to represent pay levels for positions of comparable responsibility within companies of comparable size to Rambus.

Components of Executive Compensation

The Company’s fiscal year 2023 executive compensation program consisted of the following components:

Element	Purpose	Design

Salary	Market-based to recognize scope of responsibility and individual performance	Fixed compensation, payable in cash
Annual Corporate Incentive Plan (“CIP”)	Focus, motivate and reward NEOs for achieving annual financial and business objectives	Short-term cash incentive compensation based on Operating Income adjusted by Licensing Billings; Pool ranges from 0% to 200% and is allocated based on individual contributions

RSUs

Encourage retention of top talent and ownership of Rambus equity over the long- term

Encourage achievement of superior results for stockholders over the long-term and align executives with stockholder interests

Four-year ratable vesting with weighting at 40% of LTI award for CEO and 50% of LTI award for other NEOs
PSUs

PSUs primarily consist of three-year performance period, based on our TSR relative to the TSR of certain semiconductor index companies; payouts range from 0% to 200%. Weighting at 60% of LTI award for CEO and 50% of LTI award for other NEOs

Annual Base Salary

For 2023, Mr. Seraphin received a base salary increase, primarily based on individual market compensation data and his individual performance. During 2023, Messrs. Lynch and Shinn also received increases to their base salaries, reflecting individual performance and a review of individual market compensation levels. After reviewing individual market compensation data, the Compensation and Human Resources Committee did not increase Mr. Fan’s base salary from 2022 levels. The following shows the NEOs’ base salary amounts for 2023 and 2022, including the percentage change from the prior fiscal year.

	2023 Base Salary*	2022 Base Salary	Percentage Change
Executive Officers:
Luc Seraphin	$650,000	$600,000	8.3%
Desmond Lynch	$425,000	$350,000	21.4%
Sean Fan	$520,000	$520,000	—
John Shinn	$400,000	$350,000	14.3%

*

Each NEO agreed to a temporary pay reduction of 10% during the period of January 31, 2023, to March 31, 2023, as part of general corporate cost cutting measures at the time. Each NEO’s base salary was restored to the level indicated in the table above as of April 1, 2023, and the NEOs did not receive any additional compensation as a result of the temporary pay reduction.

Annual Cash Incentive Compensation — Corporate Incentive Plan (CIP)

Consistent with previous years, the Company’s fiscal year 2023 CIP was based on the achievement of an objective performance goal of pro-forma operating income. The Company believes this measure provides a meaningful measure of core financial performance that promotes growth and cost discipline. Pro-forma operating income is a non-GAAP measure that consists of GAAP operating income, adjusted for stock-based compensation expense, amortization expense, certain acquisition related expenses, retention bonuses, restructuring expenses, impairment charges, non-cash interest expense and certain other one-time or extraordinary expenses or credits and, as described in the next paragraph, was also adjusted for Customer Licensing Income (“CLI”). Other one-time or extraordinary expense or income items may be excluded from pro-forma operating income as determined by the Compensation and Human Resources Committee.

In addition, consistent with prior years, the fiscal year 2023 CIP achievement metric of pro-forma operating income was also adjusted for CLI. CLI represents the Company’s reported financial results adjusted for licensing billings. Licensing billings is an operational metric that reflects amounts invoiced to the Company’s patent and technology licensing customers during the period, and it was chosen as an adjustment because it provides a measure comparable to prior periods that more closely matches the Company’s cash from operations and provides a more meaningful profitability metric.

For 2023, each of Messrs. Seraphin’s, Lynch’s, Fan’s, and Shinn’s CIP targets as a percentage of base salary remained the same from the 2022 CIP targets at 100%, 75%, 80%, and 50% of each executive’s base salary, respectively. The following table shows the 2023 CIP targets for our NEOs.

	2023 CIP Target	% of Base Salary
Executive Officers:
Luc Seraphin	$650,000	100%
Desmond Lynch	$318,750	75%
Sean Fan	$416,000	80%
John Shinn	$200,000	50%

To align payouts with Company performance, CIP funding can range from 0% to 200% of target with a threshold of $0 (paying at 0% of target) and a maximum pro-forma operating income target of $549 million (paying at 200% of target), with awards interpolated for performance between discrete points. In accordance with the plan, our 2023 CIP funding was measured at mid-year based on estimated expectations of the full year’s achievement against the performance target. The measurement resulted in a progress payment toward the full year target payment. Final payments for fiscal year 2023 reflected actual Company performance in 2023, net of the mid-year progress performance payment. The 2023 performance targets and results of pro-forma operating income were as follows:

Target	Actual Performance	CIP Funding
$274.5 million	$251.9 million	91.6%

The 2023 target was challenging, especially due to end customer inventory digestion that needed to be managed continually as well as limited growth in our 100% margin patent licensing revenue. Our product revenue, driven by continued market momentum for our memory interface chips, remained relatively flat as compared to 2022.

Individual CIP payouts for the NEOs varied as identified below based an assessment of individual performance relative to corporate goals and metrics. Individual executive performance may be factored into the payout amounts based on achievement of specific individual goals. Individual goals may be quantitative, milestone-based or project-based. Mr. Seraphin’s performance is discussed and determined by the Compensation and Human Resources Committee with active consultation with the Board. Individual performance of the other NEOs is determined by the CEO, with active consultation and discussion with and approval from the Compensation and Human Resources Committee. Farient, the Committee’s consultant advises on both these matters. The Company retains the flexibility to exercise discretion in determining bonus amounts based on individual performance but did not exercise this discretion in 2023 for the NEOs.

	2023 CIP Payout
	2023 CIP Payout	2023 CIP Target	2023 OP Funding	2023 Individual Performance	% of Base Salary
Executive Officers:
Luc Seraphin	$595,400	$650,000	$595,400	100%	91.6%
Desmond Lynch	$291,975	$318,750	$291,975	100%	68.7%
Sean Fan	$381,080	$416,000	$381,056	100%	73.3%
John Shinn	$183,200	$200,000	$183,200	100%	45.8%

Long Term Equity Incentive Compensation

Our equity incentives encourage the achievement of superior results over time and align the interests of our executive officers and stockholders because the value of the equity incentives is based on the performance of the Company’s stock. Our equity awards are subject to vesting provisions to encourage executive officers to remain employed with us. To determine annual equity awards with respect to a completed fiscal year, the Compensation and Human Resources Committee reviews each NEO’s performance and contribution during such year, as well as current market information, external competitive circumstances, overall equity ownership and vesting schedules of existing equity held by each NEO.

2023 Equity Awards

Based on its review of current market practices and the intended balance between a focus on performance and executive retention in a competitive employment market, the Compensation and Human Resources Committee determined that a mix of performance share awards (referred to in this Proxy Statement as “PSUs”) and RSUs without stock options would provide more appropriate incentives for NEOs, including our CEO. Annual equity awards granted in February 2023 to our NEOs represented a mix of PSUs and RSUs as an incentive for share price growth and financial performance as shown below.

	PSUs	RSUs
CEO	60%	40%
NEOs	50%	50%

The following table is a summary of equity awards (in number of shares) granted during February 2023 to our NEOs. For the dollar values associated with such grants, please see the Summary Compensation Table.

	PSU Grant at Target	RSU Grant
Executive Officers:
Luc Seraphin	71,872	47,915
Desmond Lynch	17,277	17,277
Sean Fan	34,554	34,554
John Shinn	8,638	8,638

2023 Performance Share Awards

In fiscal year 2023, the Company granted its NEOs PSUs with a three-year performance period that are eligible to vest on February 1, 2026 (or the first trading day thereafter, if such date falls on a non-trading day) or earlier, upon a change in control or a qualifying termination. The fiscal year 2023 PSUs vest solely based upon the Company’s relative TSR to the TSR of the SOX semiconductor index companies, excluding certain companies from that index focused on equipment and systems used in the production of semiconductors (the “Equipment Companies”). The SOX semiconductor index companies minus the Equipment Companies was chosen as the benchmark because it best reflects the volatility and trading patterns of our common stock.

The Compensation and Human Resources Committee decided to retain substantially the same plan design and structure of the 2023 PSUs as the 2022 PSUs granted in February 2022, including a three-year performance period, except that the 2023 PSUs are scheduled to vest on February 1, 2026 (or the first trading day thereafter, if such date falls on a non-trading day) or earlier, upon a change in control or a qualifying termination. Additionally, the payout percentage will be capped at 100% if the Company’s TSR is negative.

The PSUs will vest based upon the achievement of relative TSR (with a 100% weighting) as set forth below, with a relatively wide point spread to ensure relevance throughout the performance period:

Performance Level	TSR Percentage Point Spread Above / Below Median of SOX Semiconductor Index Minus Equipment Companies(1)	Payout (Percentage of Target Shares)(2)(3)
Max	≥ +25%	200%
Target	0%	100%
Threshold	-15%	25%
< Threshold	< -15%	0%
(1)	A 60-day trailing average stock price will be used to calculate TSR

(2)	Will be interpolated for performance between discrete points

(3)	If the Company’s TSR is negative, then the payout percentage of target shares will be capped at 100%.

In fiscal year 2022, based on its review of current market practices and to incentivize and reward product revenue growth, the Company granted, at target, 117,370 PSUs to Mr. Fan with a four-year performance period that are eligible to vest upon the completion of the performance period or as otherwise provided in the award agreement. Mr. Fan’s PSUs vest solely based upon the Company’s cumulative product revenue during the performance period as set forth below:

Performance Level	Cumulative Product Revenue During the Performance Period ($MMs)	Payout (Percentage of Target Shares)(1)
Max	≥ $2,500	200%
Target	$2,000	100%
Threshold	$1,500	50%
< Threshold	≤ $1,250	0%
(1)	Will be interpolated for performance between discrete points

Under the terms of the 2015 Plan at the time of the grant of the PSUs to Mr. Fan, the PSUs were subject to a limit in which Mr. Fan may receive a maximum of 300,000 PSUs with respect to all of the PSUs granted to him in 2022. As such, Mr. Fan will not be awarded in excess of 300,000 shares of common stock upon vesting with respect to PSUs granted to him in 2022.

2021 Performance Share Awards

In fiscal 2021, we granted our then-current NEOs PSUs with a three-year performance period that would vest in full upon the completion of the performance period or as otherwise provided in the award agreement. The plan design and structure of the 2021 PSUs was the same as the 2023 PSUs as described above except as noted above.

The performance period for the PSUs granted in fiscal 2021 ended as of December 31, 2023. The Compensation and Human Resources Committee certified performance and vesting for the NEOs based on the Company’s relative TSR to the TSR of the SOX minus Equipment Companies.

The Company’s TSR percentage point spread above the median of the SOX minus Equipment Companies was 50.8 which resulted in 200% of target payout.

The Compensation and Human Resources Committee certified performance and vesting of the 2021 PSUs for the NEOs who held 2021 PSUs as follows:

NEO	Target Number of 2021 PSUs (Shares)	Payout (Shares)
Luc Seraphin	110,655	221,310
Sean Fan	38,422	76,844
John Shinn	11,332	22,664

Other Policies and Elements of Executive Compensation

Benefits and Perquisites

We do not provide any perquisites to our executives that are not generally available to the broader employee population, with the exception of termination benefits for Mr. Seraphin and our other NEOs based on change of control severance agreements. Our NEOs are eligible to participate in our 401(k) plan, our health and welfare benefits, our Employee Stock Purchase Plan and our User-Owned Personal Computing Devices reimbursement program on the same terms as other eligible employees.

Stock Ownership Guidelines

The Compensation and Human Resources Committee believes that executives and members of the Board should own a significant amount of our Company stock in order to align the interests of such individuals with those of our stockholders. The Compensation and Human Resources Committee has established the following guidelines requiring executives and directors to own a multiple of their salaries and cash retainers, respectively, as follows:

Group	Stock Ownership Guidelines
Chief Executive Officer	Four times (4x) base salary
Other Executive Officers	Two times (2x) base salary
Directors	Three times (3x) annual cash compensation

For purposes of the ownership guidelines, ownership includes shares owned outright (including stock purchase plan holdings) and 50% of outstanding RSUs. Vested and unvested stock options and unvested PSUs are not qualified holdings for purposes of satisfying the stock ownership guidelines. Further, 50% of qualifying equity holdings must be in the form of issued and outstanding common stock actually held by such executive or director. Executives and directors with a service date before July 30, 2020 are required to achieve the required levels on or before July 30, 2025. New executives and directors must achieve the guidelines within five years from the date an officer or director assumes his or her position. As of December 31, 2023, all of our NEOs and directors are in compliance with the updated policy or are within the five year phase in period.

Hedging and Pledging

As stated in our Code of Business Conduct and Ethics, all of our employees and directors are prohibited from engaging in hedging transactions in Rambus shares, including short sales and purchases of put and call options. In addition, under our insider trading policy, our directors and executive officers are prohibited from pledging Rambus securities as collateral for loans.

Equity Grant Policy

Our equity grant policy was revised in April 2023. Pursuant to the revised equity grant policy, annual equity awards to NEOs are granted on the first trading day of April of each year (changed from February 1st of each year or the first trading day thereafter). Under our current compensation program, awards granted consist of

RSUs and PSUs. The number of shares and key terms of the awards are approved by the Compensation and Human Resources Committee prior to the scheduled award date. On occasion, the Compensation and Human Resources Committee approves other special or promotional equity awards during the year in addition to the annual equity awards, but no such awards were made in 2023.

Compensation Recovery (Clawback)

In July 2023, the Board, following a recommendation by the Compensation and Human Resources Committee, adopted a Compensation Recovery Policy that complies with the new SEC and Nasdaq requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Additionally, as specified in our Code of Business Conduct and Ethics, which was revised in October 2023, the Compensation and Human Resources Committee reserves the right to (i) reduce or withhold future compensation of any executive officers based on any restatement or adjustment to the Company’s reported financial statements, and (ii) determine the extent to which recovery of prior compensation may be pursued in the event of adjustments to our reported financial statements, in each case caused by fraud on the part of an executive of Rambus. This provision is in addition to any other clawback policy we have adopted or may adopt in the future, including as set forth above.

Change of Control Severance Agreements

We maintain change of control severance agreements with our NEOs, including our CEO, that govern certain applicable change of control severance obligations. These agreements are designed to promote stability and retention of senior management prior to and following a change of control and to align executive and stockholder interests by enabling executives to consider corporate transactions that are in the best interests of the stockholders and other constituents of the company without undue concern over whether the transactions may jeopardize the executives’ own employment. Each agreement has an initial term of three years and will renew automatically for additional one-year terms unless either party to the agreement provides the other with written notice of non-renewal at least 90 days prior to the date of automatic renewal.

For each of our NEOs, under the terms of their change of control severance agreement, if we terminate such executive’s employment without “Cause” or such executive terminates his employment for “Good Reason”, and in each case, such termination occurs during a period beginning three months before a change of control and ending 12 months (or 24 months in the case of Mr. Seraphin) following a change of control, then subject to the executive signing and not revoking a separation agreement and release of claims and the executive’s continued compliance with the terms of the At Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement entered into between the executive and the Company, the executive will receive: (i) a lump sum payment (less applicable withholding taxes) equal to 100% (or 200% in the case of Mr. Seraphin) of the executive’s annual base salary as in effect immediately prior to the executive’s termination date or, if greater, at the level in effect immediately prior to the change of control; (ii) a lump sum payment (less applicable withholding taxes) equal to 100% (or 200% in the case of Mr. Seraphin) of the executive’s target bonus and commission for the year of termination as in effect immediately prior to the executive’s termination date, or, if greater, at the level in effect immediately prior to the change of control; (iii) 100% of the executive’s then-outstanding and unvested equity awards will become vested in full (and if the amount of the award to vest is determined based on the achievement of performance criteria, then the equity awards will vest based on achievement at target levels for the relevant performance period(s)); and (iv) if the executive elects continuation coverage pursuant to COBRA for executive and his or her eligible dependents, the Company will reimburse the executive for the COBRA premiums for a maximum period of 12 months (or 18 months in the case of Mr. Seraphin). Refer to “Executive Compensation Tables — Potential Payments Upon Termination or Change of Control” below for a discussion of potential payments to our NEOs, including our CEO.

Compensation Program Risk Evaluation

The Compensation and Human Resources Committee annually reviews the elements of NEO compensation to determine whether any portion of the overall program encourages excessive risk taking. The Compensation and Human Resources Committee’s current assessment is that, although the majority of compensation provided to our NEOs is performance-based, our compensation programs do not encourage excessive or unnecessary risk taking. The Compensation and Human Resources Committee believes that the design of these compensation programs encourages our NEOs to remain focused on both short- term and long-term strategic goals.

COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT

Our Compensation and Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation and Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this report.

THE COMPENSATION AND HUMAN
RESOURCES COMMITTEE

Eric Stang (Chair)
Steven Laub
Necip Sayiner

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table shows NEO compensation information for the fiscal years ended December 31, 2023, 2022 and 2021.

Name and Title	Year	Salary ($)		Bonus ($)		Stock Awards(1) ($)		Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
Luc Seraphin	2023	625,000	(4)	—		7,190,089		595,400	13,104	8,423,593
Chief Executive	2022	597,917		—		5,857,203		663,000	12,354	7,130,474
Officer	2021	575,000		—		4,511,773		663,000	11,724	5,761,497

Desmond Lynch	2023	398,958	(4)	—		1,978,389		291,975	11,220	2,680,542
Senior Vice President, Finance, and	2022	326,958		100,000	(5)	1,481,185		228,380	10,506	2,147,030
Chief Financial Officer

Sean Fan	2023	509,167	(4)	—		3,956,779		381,080	15,104	4,862,130
Senior Vice President,	2022	516,667		—		7,629,637	(6)	471,400	14,354	8,632,058
Chief Operating Officer	2021	480,000		—		1,816,592		423,600	13,724	2,733,916

John Shinn	2023	380,208	(4)	—		989,137		183,200	13,104	1,565,649
Senior Vice President, Secretary and `	2022	347,917		—		657,509		192,500	12,194	1,210,120
General Counsel	2021	322,697		—		564,560		187,000	9,804	1,084,061

(1)

Amounts shown are the aggregate grant date fair value computed in accordance with the provisions of FASB ASC Topic 718. The estimated fair value of PSUs was calculated based on the probable outcome of the performance measures for the fiscal year 2023 performance period as of the grant date. These amounts do not necessarily correspond to the actual value recognized by NEOs. The assumptions used to calculate the value of stock awards are set forth under Note 14 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2023. The performance period for PSUs granted in fiscal year 2021 ended on December 31, 2023. Upon the achievement of the performance criteria associated with such awards, 221,310 of Mr. Seraphin’s PSUs vested, 76,844 of Mr. Fan’s PSUs vested and 22,664 of Mr. Shinn’s PSU vested.

(2)

Amounts for fiscal year 2023 consist of compensation earned for services rendered in fiscal year 2023 and are based upon the achievement of certain targets under the Company’s 2023 Corporate Incentive Plan. The target and achievement results were reviewed and approved by the Compensation and Human Resources Committee. The plan is further described under “Compensation Discussion & Analysis — Components of Executive Compensation.”

(3)	“All Other Compensation” for NEOs for 2023 includes a 401K match, life insurance premium payments and a bring your own device to work stipend.
(4)

Each NEO agreed to a temporary pay reduction of 10% during the period of January 31, 2023, to March 31, 2023, as part of general corporate cost cutting measures at the time. Each NEO’s base salary was restored to the level indicated in the table above as of April 1, 2023, and the NEOs did not receive any additional compensation as a result of the temporary pay reduction.

(5)	Mr. Lynch was provided a retention bonus of $100,000.
(6)	Mr. Fan was provided a one-time PSU grant. (See “Executive Compensation — Compensation Discussion and Analysis”)

Executive Employment Arrangements

The material terms of our employment agreements, offer letters or arrangements with each of our NEOs are described below.

Each of our NEOs is eligible to receive certain severance payments and/or benefits in connection with his or her termination of employment under various circumstances, including following a change in control, pursuant to written severance and change in control arrangements. For a summary of the material terms and conditions of these arrangements, as well as an estimate of the potential payments and/or benefits payable to our NEOs under these arrangements, see the description below and the section titled “Potential Payments Upon Termination or Change in Control” below.

Luc Seraphin. In 2018, we entered into an employment agreement with Mr. Seraphin, which has an initial three-year term that was to expire on October 25, 2021 but provides for automatic one-year extensions thereafter, unless we or Mr. Seraphin provide the other party written notice at least 90 calendar days before the extension date that the employment term under the agreement will not be extended (and no such notice was given in 2022 or 2023). Mr. Seraphin’s employment agreement provides that he is an at-will employee. Mr. Seraphin is currently entitled to an annual salary of $650,000. Additionally, Mr. Seraphin is eligible for an annual target cash incentive payment equal to $650,000. Per his employment agreement, Mr. Seraphin is eligible to receive additional equity awards as determined by the Board of Directors or the Compensation and Human Resources Committee in its discretion.

Desmond Lynch. In 2022, we appointed Mr. Lynch to the position of Senior Vice President, Finance and Chief Financial Officer. Mr. Lynch is currently entitled to receive an annual salary of $425,000. Additionally, Mr. Lynch is eligible to receive an annual target cash incentive payment equal to $318,750. In connection with his promotion, Mr. Lynch received a maximum long-term, performance-based equity incentive grant of $1,225,000, inclusive of his existing unvested equity. Mr. Lynch is eligible to receive additional equity awards as determined by the Board of Directors or the Compensation Committee in its discretion.

Sean Fan. In 2019, we entered into an offer letter with Mr. Fan. Mr. Fan is currently entitled to an annual salary of $520,000 and an annual target cash incentive payment equal to $416,000. Per his offer letter, Mr. Fan is eligible to receive additional equity awards as determined by the Board of Directors or the Compensation and Human Resources Committee in its discretion.

John Shinn. In 2021, in accordance with the Company’s established succession plan, we appointed Mr. Shinn as the Company’s Senior Vice President, General Counsel and Secretary. Mr. Shinn is currently entitled to receive an annual salary of $400,000. Additionally, Mr. Shinn is eligible to receive an annual target bonus payment equal to $200,000. Mr. Shinn is eligible to receive equity awards as determined by the Board of Directors or the Compensation and Human Resources Committee in its discretion.

Grants of Plan Based Awards

The following table shows all plan-based awards granted to the NEOs during 2023. The unvested portion of the stock awards identified in the table below are also reported in the Outstanding Equity Awards at 2023 Year End table that follows.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards						All Other Stock Awards; Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock Awards(4) ($)
		Target ($)	Maximum ($)	Threshold (#)		Target (#)		Maximum (#)
Luc Seraphin	2/1/2023	$650,000	$1,300,000
	2/1/2023			17,968	(2)	71,872	(2)	143,744	(2)			5,110,099
	2/1/2023									47,915	(3)	2,079,990
Desmond Lynch	2/1/2023	$318,750	$637,500
	2/1/2023			4,319	(2)	17,277	(2)	34,554	(2)			1,228,395
	2/1/2023									17,277	(3)	749,995
Sean Fan	2/1/2023	$416,000	$832,000
	2/1/2023			8,639	(2)	34,554	(2)	69,108	(2)			2,456,789
	2/1/2023									34,554	(3)	1,499,989
John Shinn	2/1/2023	$200,000	$400,000
	2/1/2023			2,160	(2)	8,638	(2)	17,276	(2)			614,162
	2/1/2023									8,638	(3)	374,976

(1)

Amounts in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns relate to cash incentive compensation opportunities under our CIP. Payments under this plan are not subject to a threshold. Target payment amounts are based on our Operating Income adjusted by Licensing Billings and pay at 100%. Payments to Messrs. Seraphin, Lynch, Fan, and Shinn, are subject to a maximum payment of 200%. The actual amounts paid to our NEOs are set forth in the “Summary Compensation Table” above, and the calculation of the actual amounts paid is discussed more fully in “Compensation Discussion and Analysis—Components of Executive Compensation” above.

(2)

Amounts in the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns relate to payout opportunities for fiscal year 2023 PSUs, which were granted under our 2015 Plan. The PSUs vest solely based upon our relative TSR to the median TSR of the SOX semiconductor index companies, excluding the Equipment Companies, during a three-year performance period. The amounts shown in the Threshold column reflect the PSUs that become eligible to vest if our TSR percentage point spread below the median TSR of the SOX semiconductor index companies, excluding the Equipment Companies, is -15%, and pay out at 25% of Target. The amounts shown in the Target column reflect the PSUs that become eligible to vest if our TSR percentage point spread relative to the median TSR of the SOX semiconductor index companies, excluding the Equipment Companies, is 0%, and pay out at 100% of Target. The amounts shown in the Maximum column reflect the PSUs that become eligible to vest if our TSR percentage point spread above the median TSR of the SOX semiconductor index companies, excluding the Equipment Companies, is equal or greater than 25%, and pay out at 200% of Target. The number of PSUs that become eligible to vest will be interpolated on a linear basis between the threshold and maximum levels. The vesting of the PSUs is subject to the NEO’s continued service to the Company through the vesting date set forth in the award agreement, or earlier, upon a change in control or a qualifying termination, and the payout percentage will be capped at 100% if the Company’s TSR is negative. The PSUs are discussed more fully in “Compensation Discussion and Analysis—Components of Executive Compensation” above.

(3)

Granted on February 1, 2023 and vest in four equal annual installments beginning on February 1, 2024. The vesting of the RSUs is subject to the NEO’s continued service to the Company through the applicable vesting date on the fourth anniversary of the date of grant.

(4)

The amounts reported in this column reflect the aggregate grant date fair value of the RSUs and PSUs granted to our NEOs in fiscal year 2023 as computed in accordance with ASC Topic 718. For accounting purposes, the estimated fair value of PSUs was calculated based on the probable outcome of the performance measures for the fiscal year 2023 performance period as of the grant date. These amounts do not necessarily correspond to the actual value recognized by NEOs. The assumptions used to calculate the value of equity awards are set forth under Note 14 to the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2023.

Outstanding Equity Awards at Fiscal Year-End

The following table shows all outstanding equity awards held by the NEOs as of December 31, 2023. Unvested stock awards reported in the Grants of Plan Based Awards table above are also included in the table below.

	Stock Awards
Name	# of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested(1)($)	Equity Incentive Plan Awards: #of Unearned Shares, Units or Other Rights That Have Not Vested(#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)
Luc Seraphin	47,915	(2)	3,270,199	—		—
	49,882	(3)	3,404,447	—		—
	36,884	(4)	2,517,333	—		—
	25,000	(5)	1,706,250	—		—
	—		—	221,310	(9)	15,104,408
	—		—	99,765	(10)	6,808,961
	—		—	71,872	(13)	4,905,264
Desmond Lynch	17,277	(2)	1,179,155	—		—
	15,262	(7)	1,041,632	—		—
	6,601	(3)	450,518	—		—
	5,883	(4)	401,515	—		—
	4,500	(8)	307,125	—		—
	—		—	20,350	(12)	1,388,888
	—		—	17,277	(13)	1,179,155
Sean Fan	34,554	(2)	2,358,311	—		—
	44,013	(3)	3,003,887	—		—
	19,210	(4)	1,311,083	—		—
	11,538	(5)	787,469	—		—
	—		—	76,844	(9)	5,244,603
	—		—	58,685	(10)	4,005,251
	—		—	117,370	(11)	8,010,503
	—		—	34,554	(13)	2,358,311
John Shinn	8,638	(2)	589,544	—		—
	7,335	(3)	500,614	—		—
	5,666	(6)	386,705	—		—
	2,500	(5)	170,625	—		—
	—		—	22,664	(9)	1,546,818
	—		—	9,780	(10)	667,485
	—		—	8,638	(13)	589,544

(1)

The market value is calculated using the closing price of our Common Stock of $68.25 on December 29, 2023 (the last trading day of 2023), as reported on The Nasdaq Global Select Market (NASDAQ), multiplied by the unvested stock amount.

(2)	The RSUs were granted on February 1, 2023 and vest in four equal annual installments beginning on February 1, 2024.
(3)	The RSUs were granted on February 1, 2022 and vest in four equal annual installments beginning on February 1, 2023.
(4)	The RSUs were granted on February 1, 2021 and vest in four equal annual installments beginning on February 1, 2022.
(5)	The RSUs were granted on February 3, 2020 and vest in four equal annual installments beginning on February 3, 2021.

(6)	The RSUs were granted on February 19, 2021 and vest in four equal annual installments beginning on February 1, 2022.
(7)	The RSUs were granted on September 1, 2022 and vest in four equal annual installments beginning on September 1, 2023.
(8)	The RSUs were granted on March 2, 2020 and vest in four equal annual installments beginning on March 2, 2021.
(9)

During the year ended December 31, 2023, the PSUs granted in 2021 were vested with an achievement factor of 200%, as a result of the Company’s TSR achievement of at least 25% in relation to the TSR of the SOX semiconductor index.

(10)

The PSUs were granted on February 1, 2022. The number of shares earned will range between 25% to 200% of target shares granted. The PSUs will vest based upon the achievement of +/-25% based on the Company’s relative TSR to the TSR of the SOX semiconductor index companies and the executive’s continued service to the Company through the applicable vesting date on the third anniversary of the date of grant.

(11)	The PSUs were granted on February 1, 2022. The number of shares earned will range between 0% to 200% of target shares granted, subject to the limits of the 2015 Plan.
(12)

The PSUs were granted on September 1, 2022. The number of shares earned will range between 25% to 200% of target shares granted. The PSUs will vest based upon the achievement of +/-25% based on the Company’s relative TSR to the TSR of the SOX semiconductor index companies and the executive’s continued service to the Company through the applicable vesting date on the third anniversary of the date of grant.

(13)

The performance stock units were granted on February 1, 2023. The number of shares earned will range between 25% to 200% of target shares granted. The performance units will vest based upon the achievement of +/-25% based on the Company’s relative TSR to the TSR of the SOX semiconductor index companies and the executive’s continued service to the Company through the applicable vesting date on February 1, 2026 (or the first trading day thereafter, if such date falls on a non-trading day) or earlier, upon a change in control or a qualifying termination, and the payout percentage will be capped at 100% if the Company’s TSR is negative.

Except as otherwise noted, each of the options and other equity awards reflected on the table above were issued under the 2006 Plan or the 2015 Plan, which are plans that were or are available to all of our employees.

Option Exercises and Stock Vested

The following table shows all stock options exercised and value realized upon exercise, and all stock awards vested and value realized upon vesting, by the NEOs during 2023.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting(1)($)
Luc Seraphin	4,474	163,538	375,321	16,358,100
Desmond Lynch	—	—	14,731	714,802
Sean Fan	—	—	123,968	5,402,386
John Shinn	—	—	13,278	576,923

(1)	The value realized equals the market value of our common stock on the vesting date multiplied by the number of shares that vested.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Luc Seraphin, our CEO:

For fiscal year 2023, our last completed fiscal year:

•	the median of the annual total compensation of all employees of our company (other than our CEO), was $175,661; and

•	the annual total compensation of our CEO, as reported in the Summary Compensation Table presented elsewhere in this proxy statement, was $8,423,593.

Based on this information, for fiscal year 2023, the ratio of the annual total compensation of Mr. Seraphin, our CEO, to the median of the annual total compensation of employees was approximately 48 to 1. This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments, and estimates that we used were as follows:

•	We selected December 31, 2023, which is the last day of our fiscal year, as the date upon which we would identify the median employee.

•

During fiscal year 2023, our employee population consisted of approximately 623 individuals, including employees in the United States, Australia, Canada, China, Finland, France, India, Japan, the Netherlands, Bulgaria, South Korea, Taiwan and the United Kingdom. Of these employees, 264 were located in the United States and 359 were located outside of the United States.

•

When determining our median employee, we excluded all employees from Australia (2), Japan (3) and United Kingdom (3), which is less than 5% of our total employee population (based on an employee count of 623) under the de minimis exception provided for in Item 402(u).

•	To identify the “median employee” from our employee population we used payroll and equity plan records for January 1, 2023 through December 31, 2023 (the “compensation measure”).

•

The compensation measure included the following: base salary, employer cost of benefits, employer retirement plan contributions, including 401(k) matching, bonus payments, grant date fair value of equity awards, employee stock purchase plan discounts and sales commissions.

•

For countries other than the United States, India, China and South Korea, the employer cost of benefits was calculated based on the average employer cost per country and for countries in the European Union, includes the cost of holidays.

•	Amounts paid in foreign currency were converted into United States dollars using exchange rates in effect as of December 31, 2023.

•

With respect to the annual total compensation of the “median employee,” we identified and calculated the elements of such employee’s compensation for fiscal year 2023 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $175,661.

•	With respect to the annual total compensation for the CEO, we used the amount reported in the “Total” column of our 2023 Summary Compensation Table for Mr. Seraphin.

Potential Payments Upon Termination or Change of Control

Equity Acceleration

In the event of a “change in control” or “merger” of the Company, as defined in the plans, each outstanding option or equity award will be assumed or an equivalent option or right substituted by the successor company. In the event that the successor company refuses to assume or substitute for the option or equity award, the participant will fully vest in and have the right to exercise all of his or her options or stock appreciation rights, including shares as to which such awards would not otherwise be vested or exercisable, all restrictions on restricted stock will lapse, and, with respect to restricted stock units, performance shares and performance units, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met. In addition, if an option or stock appreciation right becomes fully vested and exercisable in lieu of assumption or substitution in the event of a change of control, the administrator of the plan will notify the participant that the option or stock appreciation right will be fully vested and exercisable for a period of time determined by the administrator, and the option or stock appreciation right will terminate upon the expiration of such period.

The form of option agreement for the 2015 Plan and the 2006 Plan, provides that if a successor company assumes outstanding options or awards or substitutes for options or awards with an equivalent award, then if following such assumption or substitution the participant’s status as an employee or employee of the successor company, as applicable, is terminated by the successor company as a result of an “Involuntary Termination” other than for “Cause” within 12 months following the change in control, the option or award will immediately vest and become exercisable as to 100% of the shares subject to the option or award.

Change of Control Severance Agreements

We have entered into change of control severance agreements with our executive officers, including our CEO, that govern certain applicable change of control severance obligations. These agreements are designed to promote stability and retention of senior management prior to and following a change of control and to align executive and stockholder interests by enabling executives to consider corporate transactions that are in the best interests of the stockholders and other constituents of the company without undue concern over whether the transactions may jeopardize the executives’ own employment. Each agreement has an initial term of three years and will renew automatically for additional one-year terms unless either party to the agreement provides the other with written notice of non-renewal at least 90 days prior to the date of automatic renewal.

For each of our NEOs other than our CEO, if we terminate such executive’s employment without “Cause” or such executive terminates his employment for “Good Reason,” and in each case, such termination occurs during a period beginning three months before a change of control and ending 12 months following a change of control, then subject to the executive signing and not revoking a separation agreement and release of claims and the executive’s continued compliance with the terms of the At Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement entered into between the executive and the Company, the executive will receive: (i) a lump sum payment (less applicable withholding taxes) equal to 100% of the executive’s annual base salary as in effect immediately prior to the executive’s termination date or, if greater, at the level in effect immediately prior to the change of control; (ii) a lump sum payment (less applicable withholding taxes) equal to 100% of the executive’s full bonus and commission for the year of termination at target level as in effect immediately prior to the executive’s termination date, or, if greater, at the level in effect immediately prior to the change of control; (iii) 100% of the executive’s then-outstanding and unvested equity awards will become vested in full (and if the amount of the award to vest is determined based on the achievement of performance criteria, then the equity awards will vest based on achievement at target levels for the relevant performance period(s)); and (iv) if the executive elects continuation coverage pursuant to COBRA for executive and his or her eligible dependents, the Company will reimburse the executive for the COBRA premiums for a maximum period of 12 months.

CEO Employment Agreement

Mr. Seraphin’s employment agreement with the Company provides that in the event the Company terminates his employment with the Company without “Cause” and such termination does not occur within the three months prior to or 24 months following a change of control of the Company, Mr. Seraphin will receive: (i) a lump sum payment of 100% of his base salary and target bonus, (ii) Company payment of his COBRA premiums (in lieu of continued employee benefits) for a period of 12 months, and (iii) 12 months additional vesting of all equity awards with a service based component (excluding awards with a performance-based component if the performance metric has not been achieved by the termination date). In the event the Company terminates Mr. Seraphin’s employment with the Company without “Cause” or Mr. Seraphin voluntarily terminates his employment for “Good Reason”, and in either event, such termination occurs within three months prior to or 24 months following a change of control of the Company, Mr. Seraphin will receive: (i) a lump sum payment of 200% of his base salary and target bonus, (ii) Company payment of his COBRA premiums (in lieu of continued employee benefits) for a period of 18 months, and (iii) 100% vesting of all equity awards with a service based component (excluding awards with a performance-based component if the performance metric has not been achieved by the termination date).

The severance payments and other benefits will be subject to Mr. Seraphin entering into (and not revoking) a release of claims agreement against the Company and Mr. Seraphin’s continued compliance with certain non-compete, non-solicit, and non-disparagement provisions contained in the Agreements. In the event that the severance payments and other benefits payable to Mr. Seraphin constitute “parachute payments” under Section 280G of the U.S. tax code and would be subject to the applicable excise tax, then Mr. Seraphin’s severance and other benefits will be either: (i) delivered in full, or (ii) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by Mr. Seraphin on an after-tax basis of the greatest amount of benefits.

Potential Payments Upon Termination or Change in Control

The value of the benefits that would be payable to Mr. Seraphin assuming a qualifying termination of employment on December 31, 2023, is included in the chart below.

	Salary	Bonus	Equity	Benefits	Total
Luc Seraphin(No Change In Control)	$650,000	$650,000	$30,100,889	$24,640	$31,425,529
(Change In Control)	$1,300,000	$1,300,000	$32,177,031	$36,960	$34,813,991

The value of the benefits that would be payable to Messrs. Lynch, Fan and Shinn our other current NEOs, assuming a qualifying termination of employment on December 31, 2023, is included in the chart below.

	Salary	Bonus	Equity	Benefits	Total
Desmond Lynch	$425,000	$318,750	$4,698,922	$952	$5,443,623
Sean Fan	$520,000	$416,000	$20,166,874	$28,349	$21,131,223
John Shinn	$400,000	$200,000	$3,835,809	$36,842	$4,472,652

Compensation of Directors

The following table shows compensation information for our non-employee directors for 2023.

Name	Fees Earned or Paid in Cash($)	Stock Awards (1)($)	Total($)	Equity Footnotes
Charles Kissner	110,000	184,951	294,951	(2)
Steven Laub	60,000	184,951	244,951	(2)
Meera Rao	72,500	184,951	257,451	(2)
Emiko Higashi	67,500	184,951	252,451	(2)
Necip Sayiner	67,500	184,951	252,451	(2)
Eric Stang	70,000	184,951	254,951	(2)
Former Directors:
Sanjay Saraf(3)	11,250	—	11,250
Karen Rogge(4)	20,000	184,951	204,951	(2)

(1)

Amounts shown do not reflect compensation actually received by the non-employee directors. Instead, the amounts shown are the aggregate grant date fair value computed in accordance with the provisions of FASB ASC Topic 718. The assumptions used to calculate the value of stock and stock option awards are set forth under Note 14 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2023.

(2)	Consists of 3,653 RSUs granted on April 3, 2023 with a fair value of $50.63 per share.
(3)	Mr. Saraf resigned from our Board of Directors on March 1, 2023.
(4)	Ms. Rogge served on the Board from April 29, 2021 until April 27, 2023.

Summary of Director Compensation Plan

Annual Retainer. Each independent director receives an annual retainer of $60,000 in cash. As of April 1, 2023, the Chairperson of the Board receives an additional annual retainer of $50,000 (increased from $25,000) (the “Board Chair Retainer”). The Chairperson of the Audit Committee receives an additional annual retainer of $12,500. The Chairperson of the Compensation and Human Resources Committee receives an additional annual retainer of $10,000. The Chairperson of the Corporate Development Committee, which oversees the Company’s acquisition and divestiture activity, receives an additional annual retainer of $7,500. The Chairperson of the Corporate Governance/Nominating Committee receives an additional annual retainer of $7,500. The Chairperson of the Cyber Risk Committee receives an additional annual retainer of $7,500. Each annual retainer is paid in quarterly installments.

Annual Equity Grant. Each independent director receives an annual equity grant of such number of RSUs with an approximate fair market value equal to $185,000 at the time of grant (“Annual Equity Grant”). Annual Equity Grants for non-employee directors are granted on April 1st of each year or the first trading day thereafter. The Annual Equity Grant vests in full at the end of a one-year period, subject to the independent director continuing to serve through each applicable vesting date. If the director discontinues service prior to the vesting of any Annual Equity Grant, the partial unvested pro rata Annual Equity Grant will become vested and exercisable when the non-employee director leaves the Board.

New Outside Director Annual Equity Grant. In addition to the Annual Equity Grant noted above, each non-employee director will receive a pro rata Annual Equity Grant based on when such new non-employee director begins her or his service at the Company (the “New Service Grant”). The New Service Grant will equal the value-based amount of the Annual Equity Grant multiplied by a fraction with (i) the numerator equal to the number of months from the first trading day of the month following their service date through April 1 and (ii) the denominator equal to 12. If the director discontinues service prior to the vesting of any New Service Grant, the partial unvested pro rata New Service Grants will become vested and exercisable when the new non-employee director leaves the Board.

Initial Equity Grant. Prior to July 30, 2020, any newly elected independent director joining our Board of Directors received an initial option to purchase 40,000 shares of common stock when he or she was first elected as a member of the Board. The term of such options did not exceed ten years. Subject to the terms and conditions of the applicable equity incentive plan, the option grants vest over a four-year period, with one-eighth of shares subject to the option vesting six months after the date of grant and the remaining shares vesting ratably each month thereafter, subject to the independent director continuing to serve through each applicable vesting date. Outside directors appointed or elected after July 30, 2020 will no longer receive an initial option grant upon joining the Board of Directors.

Each of the options granted to our independent directors was issued under the 2006 Plan or the 2015 Plan, which are plans that are available to all of our employees. As described under “Outstanding Equity Awards at Fiscal Year End — Potential Payments Upon Termination or Change in Control,” the 2006 Plan and the 2015 Plan provide for certain acceleration upon a “change in control” of the Company, as defined under such plans. In addition, with respect to options and any other equity awards granted to non-employee directors that are assumed or substituted for upon a change of control under the 2006 Plan or the 2015 Plan, if the non-employee director is terminated other than upon a voluntary resignation, the options and other equity awards granted to such non-employee director will fully vest and be exercisable with respect to 100% of the shares subject to such options and other equity awards.

Pursuant to the Board’s stock ownership guidelines, each independent director is expected to accumulate and hold an equivalent value of our common stock of three times their annual total cash compensation and to achieve this by five years from the date that the director joined the Board. Directors are expected to maintain this minimum amount of stock ownership throughout their tenure on the Board. As of December 31, 2023, all of our directors were in compliance with this policy.

PAY VERSUS PERFORMANCE INFORMATION
Our compensation programs are designed to align compensation with business objectives and Company financial performance, and to attract, retain, motivate, focus, and reward executives in order to enhance the long-term growth and profitability of the Company, foster stockholder value creation, and align executives’ interests with those of our stockholders.
To this end, a substantial portion of our executives’ total compensation is variable and dependent on performance. Variable compensation includes our annual and long-term incentives, with incentive plan payouts tied to the Company’s operating income, relative TSR, and individual performance criteria. The compensation program design combined with rigorous absolute and relative incentive goals helps align executive compensation and Company performance over the long-term.
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation
S-K,
the Pay vs. Performance disclosure provides an additional snapshot perspective on pay and performance alignment by evaluating the link between “Compensation Actually Paid,” defined by the SEC and referred to below as “CAP,” and various measures of market and financial performance. The following table shows the past four fiscal years’ total compensation for our NEOs (including our principal executive officer (“PEO”), also referred to herein as our “CEO”) as set forth in the Summary Compensation Table (“SCT”), the CAP paid to our NEOs, the Company’s cumulative total shareholder return (“TSR”), the combined TSR of our selected peer group, our net income, and our pro-forma
operating income, which, in our assessment, represents our most important financial performance measure to link compensation actually paid to our NEOs for the most recently completed fiscal year.
Pay Versus Performance Table

					Value of initial fixed $100 Investment(2)
Year	Reported Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO(5)	Average Reported Summary Compensation Table Total for Non-PEO NEOs(1)	Average Compensation Actually Paid to other NEOs(1)(5)	Company Total Shareholder Return	Peer Group Total Shareholder Return(3)	Net Income (in millions)	PF Op Income (in millions)(4)
2023	$8,423,593	$30,372,331	$3,036,107	$11,493,108	$495.46	$277.14	$333.9	$251.9
2022	$7,130,474	$19,432,713	$3,160,306	$5,746,805	$260.04	$137.05	$(14.3)	$256.2
2021	$5,761,497	$13,591,885	$1,538,175	$1,940,042	$213.36	$219.49	$18.3	$210.5
2020	$5,377,663	$6,454,443	$2,291,740	$2,827,485	$126.75	$145.23	$(40.5)	$181.8

(1)	The NEOs for each applicable year are:

•	2023: PEO: Luc Seraphin. Other NEOs: Desmond Lynch, Sean Fan, and John Shinn.

•
2022: PEO: Luc Seraphin. Other NEOs: Desmond Lynch, Sean Fan, John Shinn, and Keith Jones. Mr. Jones resigned from his position as Vice President, Finance, and Interim Chief Financial Officer effective as of August 5, 2022

•
2021: PEO: Luc Seraphin. Other NEOs: Sean Fan, John Shinn, Keith Jones, Jae Kim, and Rahul Mathur. Mr. Kim resigned from his position as Senior Vice President, General Counsel and Secretary effective as of February 19, 2021. Mr. Mathur resigned from his position of Senior Vice President, Finance and Chief Financial Officer effective as of November 15, 2021

•	2020: PEO: Luc Seraphin. Other NEOs: Sean Fan, Jae Kim, and Rahul Mathur

(2)	Cumulative TSR is measured as of a base period of December 31, 2019
(3)
The peer group used for relative TSR is the RDG Semiconductor Composite Index, comprising 77 constituent companies, which is the same peer group the Company uses for its Item 201(e) of Regulation
S-K
disclosure

(4)
The Company-selected measure
is
pro-forma operating
income, as described in our CD&A section of the
proxy. Pro-forma operating
income is
a non-GAAP measure
that consists of GAAP operating income, adjusted for stock-based compensation expense, amortization expense, certain acquisition related expenses, retention bonuses, restructuring expenses, impairment charges, non-cash interest
expense and certain
other one-time or
extraordinary expenses or credits and, as described in the CD&A section of the proxy, was also adjusted for Customer Licensing Income.

Other one-time or extraordinary expense or income items may be excluded from pro-forma operating income as determined by the Compensation and Human Resources Committee.
(5)
The SEC rules require that certain adjustments be made to the Summary Compensation Table totals to determine CAP, as reported in the Pay versus Performance table above. The following table details the applicable adjustments that were made to determine CAP (a djustments for pension or dividend payments are not covered, as Rambus does not have supplemental executive retirement plans and does not pay dividends on equity award
s, and d
ue to rounding, the calculated final value of the numbers shown in the following table may not be the precise values reported above
):

			Equity Awards
Year	Executives	SCT Total	Deduct SCT Stock & Option Awards	Add Year-End Value of Unvested Equity Granted in Year	Add Change in Value of Unvested Awards Granted in Prior Years	Add Change in Value of Vested Equity Granted in Year	Add Change in Value of Vested Equity Granted in Prior Years
2023	PEO	$8,423,593	$7,190,089	$11,012,250	$10,245,511	$0	$7,881,066
	Other NEOs*	$3,036,107	$2,308,102	$3,526,754	$5,965,043	$0	$1,273,305
2022	PEO	$7,130,474	$5,857,203	$8,872,767	$3,476,967	$0	$5,809,709
	Other NEOs*	$3,160,306	$2,492,078	$4,235,555	$430,855	$0	$412,167
2021	PEO	$5,761,497	$4,511,773	$6,755,857	$3,551,346	$0	$2,034,959
	Other NEOs*	$1,538,175	$1,055,024	$774,181	$324,841	$0	$357,869
2020	PEO	$5,377,663	$4,050,500	$4,009,500	$1,041,477	$0	$76,303
	Other NEOs*	$2,291,740	$1,369,477	$1,377,093	$507,449	$0	$20,680

*	Presented on an averaged basis.
Relationship Between Compensation Actually Paid (CAP) and Performance Measures
The Pay versus Performance table above and graphs below demonstrate that our executives’ CAP is generally aligned with our Company’s performance over time. Specifically:

•	PEO and NEO pay is strongly aligned with our TSR performance. Each year, PEO and NEO CAP generally fluctuated with our TSR performance.

•
Net income does not link directly to CAP, TSR,
or pro-forma operating
income, primarily due
to one-time non-operating expenses
included in the net income number, per accounting requirements. As such, it does not track with CAP or other important financial measures and is not used in our incentive programs.

Rambus’ TSR has either tracked with or outperformed
the
TSR of the RDG Semiconductor Composite Index peer group year-over-year, with strong outperformance in 2023.

2023 Performance Measures
For fiscal year 2023, our Compensation and Human Resources Committee (the “Committee”) identified the performance measures listed below (listed in no particular order) as the most important in its compensation-setting process for our NEOs:
Tabular List of Performance Measures

Pro-forma Operating Income

Relative TSR

Product Revenue
The Committee identified
pro-forma
operating income, relative TSR, and product revenue as our “most important” measures that are tied to executive compensation outcomes.
Pro-forma
operating income and relative TSR are used in our incentive awards, which constitute the largest share of our executives’ pay. Meanwhile, product revenue is a key performance measure for the Company and its stockholders, reflecting the execution of our product strategy and our focus on growth through our product portfolio and research. These measures influence payout decisions and impact the value of the Company, which in turn is reflected in the value of CAP for our PEO and NEOs.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2023, with respect to shares of our common stock that may be issued under our existing equity compensation plans.

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (1)($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans:
Approved by stockholders	3,554,924	$11.60	14,202,536	(2)
Not approved by stockholders (3)	0	—	137,553
Total	3,554,924	$11.60	14,340,089

(1)	The weighted average exercise price is calculated based solely on outstanding stock options.
(2)

Includes the following: 11,816,573 shares reserved for issuance pursuant to the 2015 Plan (the “2015 Plan”) and 2,385,963 shares reserved for issuance pursuant to the 2015 Employee Stock Purchase Plan (the “2015 ESPP”).

(3)

Includes the 2019 Inducement Plan. In the third quarter of 2019, the Company adopted the 2019 Inducement Plan and, subject to the adjustment provisions of the 2019 Inducement Plan, reserved 400,000 shares of the Company’s common stock for issuance pursuant to equity awards granted under the 2019 Inducement Plan.

AUDIT COMMITTEE REPORT

This section shall not be deemed to be “soliciting material,” or to be “filed” with the SEC, is not subject to the liabilities of Section 18 of the Securities Exchange Act and is not to be incorporated by reference into any filing of Rambus under the Securities Act, as amended, or the Securities Exchange Act, regardless of date or any other general incorporation language in such filing.

Report of the Audit Committee

The following is the report of the Audit Committee of our Board of Directors with respect to our audited financial statements for the fiscal year ended December 31, 2023, which include our consolidated balance sheets as of December 31, 2023 and 2022, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for each of the fiscal years ended December 31, 2023, 2022 and 2021, and the notes thereto.

Review with Management	The Audit Committee has reviewed and discussed our audited financial statements and management’s report on internal control over financial reporting with management.

Review and Discussions with the Independent Registered Public Accounting Firm

The Audit Committee has discussed with PricewaterhouseCoopers LLP, our independent registered public accounting firm for the fiscal year ended December 31, 2023, the matters required to be discussed by Auditing Standards No. 1301, “Communications with Audit Committees” issued by the Public Accounting Oversight Board (“PCAOB”). The Audit Committee has also received written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of PCAOB regarding the independent auditor’s communications with us concerning independence, as may be modified or supplemented, and has discussed with PricewaterhouseCoopers LLP its independence from us. The Audit Committee has determined that the accounting advice and tax services provided by PricewaterhouseCoopers LLP are compatible with maintaining PricewaterhouseCoopers LLP’s independence.

Conclusion	Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, for filing with the SEC.

Respectfully submitted by	THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS Meera Rao (Chair) Charles Kissner Steven Laub

ENVIRONMENTAL, SOCIAL AND GOVERNANCE ISSUES AND CORPORATE SOCIAL RESPONSIBILITY

Rambus recognizes that environmental, social and governance (“ESG”) issues are of importance to many investors. At Rambus, we are committed to ethical, responsible and sustainable business practices. ESG and corporate social responsibility (“CSR”) is an enterprise-wide commitment and our Board of Directors monitors and supports our CSR efforts.

Rambus has published a CSR Report since 2020, and in 2022 published its first ESG Impact Report in accordance with Global Reporting Initiative (“GRI”) and Sustainability Accounting Standards Board (“SASB”) standards (available at www.rambus.com/corporate-social-responsibility/). This report outlines Rambus’ work related to ESG issues and outlines the company’s goals and processes related to ESG. In addition, we have put in place numerous processes and policies related to CSR and ESG including:

Rambus Vendor Code of Conduct and RBA Code of Conduct:

In 2021, Rambus became a member of the Responsible Business Alliance (“RBA”) and, as such, follows the RBA Code of Conduct in our worldwide operations. Rambus also has adopted a Vendor Code of Conduct (“Rambus Vendor Code”) based upon the RBA Code of Conduct that applies to all key suppliers. Rambus’s top suppliers have all certified to Rambus that they comply with the Rambus Vendor Code or the RBA Code of Conduct and Rambus audits/confirms such compliance annually. Rambus’s top manufacturing supplier TSMC, which makes up a majority of Rambus’s chip production spend is ISO 14001, ISO 45001 and ISO 50001 certified and in 2020 was the first semiconductor company to join the RE100 renewable energy initiative.

Human Rights, Diversity and Employee Well-Being

Rambus believes in the values and fundamental rights of humans and has adopted a Human Rights Policy that sets forth our Human Rights Principles, Approach and Implementation as they relate to the Rambus stakeholder community.

We also invest in the long-term development of and engagement with our employees by aspiring to have an increasingly diverse workforce and inclusive environment. We believe diverse teams expand creativity, lead to better decision-making, and enhance team member engagement and retention. Our Board of Directors periodically reviews our diversity and inclusion programs and processes to ensure continual improvement. We are committed to providing and supporting a work environment that promotes equality of opportunity among our employees and in 2021 we rolled out a company-wide employee diversity and inclusion training that will be conducted regularly moving forward. We strive for our workforce to be truly representative of all sections of society and for each employee to feel respected and able to perform at his or her best. In the U.S., 58.78 % of our employee population is considered diverse and 20.61% is female.

Finally, Rambus prides itself on having an injury-free workplace and safety-based culture. We promote a healthy lifestyle and encourage employee health and wellness and work-life balance.

Sustainability

Our commitment to innovation and invention in our business extends directly to the way we view environmental excellence at Rambus. We are actively seeking out technology innovation opportunities to ensure our manufacturing processes, materials sourcing and technological advances are environmentally friendly. The Rambus Environmental, Health and Safety Policy is aligned with ISO 50001 standards for energy management and ensures local champions for EHS actively work towards environmental excellence globally at Rambus.

Our website contains specific data and metrics regarding Rambus’ commitments to environmental excellence including Greenhouse Gas Inventories and related emissions and energy usage, available at www.rambus.com/corporate-social-responsibility.

Community Building

We believe in making a positive impact in the communities where we live and work. From organizations dedicated to health, housing and development, animal welfare and children and families in need — we strive to empower the local community through philanthropic efforts. We also encourage our employees to donate to charitable organizations of their choice and the Company matches gifts to charities up to $1,000 per year per employee. Further, we encourage our employees to volunteer time each year to charitable causes. During fiscal year 2023, we donated over $80,000 to charitable organizations in the U.S. and around the world.

OTHER MATTERS

The Board does not know of any other matters to be presented during the Annual Meeting. If any additional matters are properly presented or otherwise allowed to be considered during the Annual Meeting, the persons named in the enclosed proxy will have discretion to vote shares they represent in accordance with their own judgment on such matters. It is important that your shares be represented at the meeting (virtually or by proxy), regardless of the number of shares which you hold. You are, therefore, urged to execute and return, at your earliest convenience, the accompanying proxy card in the envelope which has been enclosed.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ John Shinn

John Shinn

Senior Vice President, General Counsel and Secretary

San Jose, California

March 8, 2024

ATTN: SECRETARY 4453 NORTH FIRST STREET, SUITE 100 VOTE BY INTERNET SAN JOSE, CALIFORNIA 95134 Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 24, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/RMBS2024 You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 24, 2024. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V34302-P05700 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY RAMBUS INC. The Board of Directors unanimously recommends you vote “For” the following Class I nominees: 1. Election of Directors Nominees: For Against Abstain 1a. Charles Kissner ! ! ! 1b. Meera Rao ! ! ! 1c. Necip Sayiner ! ! ! 1d. Luc Seraphin ! ! ! The Board of Directors recommends you vote “For” the following proposals: For Against Abstain 2. Ratification of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024. ! ! ! 3. Advisory vote to approve named executive officer compensation. ! ! ! NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof. Please sign exactly as your name appears above. When shares are registered in the names of two or more persons, whether as joint tenants, as community property or otherwise, both or all of such persons should sign. When signing as attorney, executor, administrator, trustee, guardian or in another fiduciary capacity, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized person. If a partnership, please sign in partnership’s name by authorized person. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

ANNUAL MEETING OF STOCKHOLDERS APRIL 25, 2024 9:00 a.m. Pacific Time www.virtualshareholdermeeting.com/RMBS2024 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com V34303-P05700 RAMBUS INC. PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 25, 2024. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF RAMBUS INC. The undersigned stockholder of Rambus Inc., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Proxy Statement, dated March 8, 2024, and hereby appoints Luc Seraphin and John Shinn, and each of them as proxies and attorneys-in-fact, each with full power of substitution to represent the undersigned at the Annual Meeting of Stockholders of Rambus Inc. to be held on April 25, 2024 at 9:00 a.m. Pacific Time, at www.virtualshareholdermeeting.com/RMBS2024 and at any adjournment or postponement thereof, and to vote all shares of common stock of the Company held of record by the undersigned as hereinafter specified upon the proposals listed on the reverse side. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. IN ORDER TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING OF STOCKHOLDERS, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE. SEE REVERSE SEE REVERSE SIDE SIDE Continued and to be signed on reverse side